UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

Financial Engines, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FINANCIAL ENGINES, INC.

1050 Enterprise Way, 3rd Floor

Sunnyvale, California 94089

(408) 498-6000

April 4, 2014

Dear Stockholder:

You are cordially invited to attend our 2014 Annual Meeting of Stockholders (the Annual Meeting). The Annual Meeting will be held at 10:00 a.m., Pacific Time, on Tuesday, May 20, 2014, at the offices of our counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, CA 94304.

The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading this Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or by voting by telephone or via the Internet. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

The Board of Directors and management look forward to seeing you at the Annual Meeting.

Sincerely,

Anne Tuttle Cappel

Executive Vice President, General Counsel and Secretary

FINANCIAL ENGINES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 20, 2014

To Our Stockholders:

Financial Engines, Inc. will hold its Annual Meeting at 10:00 a.m., Pacific Time, on Tuesday, May 20, 2014, at the offices of our counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, CA 94304. We are holding this Annual Meeting:

•	to elect Class I directors to serve until the 2017 annual meeting of stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants;

•	to approve the amendment and restatement of our 2009 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder;

•	to hold an advisory vote to approve executive compensation; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on March 21, 2014 are entitled to notice of, and to vote at this Annual Meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office at 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089.

It is important that your shares are represented at this Annual Meeting. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card, or vote by telephone or via the Internet. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

Anne Tuttle Cappel

Executive Vice President, General Counsel and Secretary

Sunnyvale, California

April 4, 2014

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 20, 2014.

Our Proxy Statement for our 2014 Annual Meeting, along with the proxy card, our Annual Report to Stockholders for the fiscal year ended December 31, 2013 and our Annual Report on Form 10-K are available on our website at www.financialengines.com.

Page
Narrative to 2013 Summary Compensation Table and Grants of Plan-Based Awards	43
2013 Outstanding Equity Awards at Fiscal Year End	44
2013 Option Exercises and Stock Vested	45
Potential Payments Upon Termination or Change in Control	45
Termination and Change of Control Table	46

AUDIT COMMITTEE REPORT	47

PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	48

Required Vote	48

PROPOSAL 3 APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2009 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER	50

Key Data	50
Summary of the 2009 Stock Incentive Plan	51
Summary of Federal Income Tax Consequences	56
Section 409A	58
Tax Effect for our Company	58
New Plan Benefits	58
Required Vote	59

PROPOSAL 4 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	60

Required Vote	60

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	61

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS	61

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS	61

OTHER MATTERS	63

APPENDIX A AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

FINANCIAL ENGINES, INC.

1050 Enterprise Way, 3rd Floor

Sunnyvale, California 94089

(408) 498-6000

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Financial Engines, Inc., a Delaware corporation, of proxies to be used at our 2014 Annual Meeting, referred to as the Annual Meeting, and any adjournments or postponements thereof. Our Annual Meeting will be held at the offices of our counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, CA 94304 at 10:00 a.m., Pacific Time, on Tuesday, May 20, 2014. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about April 4, 2014.

Appointment of Proxy Holders

Our Board asks you to appoint Jeffrey N. Maggioncalda, Raymond J. Sims and Anne Tuttle Cappel as your proxy holders to vote your shares at the Annual Meeting. You may make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by our Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by our Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on March 21, 2014, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on March 21, 2014, we had 51,270,813 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of March 21, 2014. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either by telephone, via the Internet, by mail or in person as described below. Our Board recommends that you vote by telephone, via the Internet or by mail as it is not practical for most stockholders to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. Stockholders holding shares through a bank or broker should follow the voting instructions on the voting instruction card received.

Voting by Telephone or via the Internet. You can vote by proxy over the telephone or via the Internet. Please follow the instructions provided on the proxy card or voting instruction card you received.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope.

Voting at the Annual Meeting. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting. Voting by telephone, via the Internet or by mail will not limit your right to vote at the Annual Meeting, if you decide to attend in person.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director, FOR the ratification of the appointment of independent registered public accountants, FOR the approval of an amendment and restatement of our 2009 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder; and FOR the approval of the advisory vote on executive compensation.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Required Vote

Directors are elected by a plurality vote, which means that the three nominees for Class I directors receiving the most affirmative votes will be elected. However, if the majority of the votes cast for a director are withheld, then notwithstanding the valid election of such director, our Bylaws provide that such director will voluntarily tender his or her resignation for consideration by the nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of March 21, 2014, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratification of the appointment of independent registered public accountants) is considered a routine matter. Proposal 1 (election of directors), Proposal 3 (approval of the amendment and restatement of our 2009 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder) and Proposal 4 (the advisory vote to approve executive compensation) are not considered routine matters, and without your instruction, your broker cannot vote your shares. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposals 1, 3 or 4 broker non-votes will not be counted for the purpose of determining the number of votes cast on Proposals 1, 3 or 4.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope, or vote by telephone or via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Bylaws provide for a Board of Directors consisting of not fewer than seven (7) nor more than eleven (11) members with the authorized number of directors set from time to time by resolution of our Board. The authorized number of directors is currently set at nine (9) members.

Our Board is divided into three classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms:

•	Our Class I directors are Blake R. Grossman, Robert A. Huret and Jeffrey N. Maggioncalda and their terms will expire at the Annual Meeting.

•	Our Class II directors are E. Olena Berg-Lacy, John B. Shoven and David B. Yoffie and their terms will expire at the annual meeting of stockholders to be held in 2015.

•	Our Class III directors are Heidi K. Fields, Joseph A. Grundfest and Paul G. Koontz and their terms will expire at the annual meeting of stockholders to be held in 2016.

Accordingly, three Class I directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2017 or until their successors are elected and qualified. Our Board, upon the recommendation of the nominating and corporate governance committee, selected Blake R. Grossman, Robert A. Huret and Jeffrey N. Maggioncalda as nominees for election as Class I directors at the Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR the three nominees. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by our Board to fill the vacancy.

In accordance with Securities and Exchange Commission, or SEC, regulations, the names of the nominees and certain biographical information about the nominees, including the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the nominee should serve on our Board, are set forth below.

Blake R. Grossman has served as a director since May 2011 and has served as the managing partner of CHJ Capital Management LLC since May 2011. Mr. Grossman held executive positions with BlackRock, Inc., an investment management, risk management and advisory services provider, through 2010, including Vice Chairman and Head of Scientific Investments. Previously, Mr. Grossman served as the Global Chief Executive Officer, a director and a member of the Executive Committee of Barclays Global Investors (BGI), until it was acquired by BlackRock in December 2009. From 1985 to 2009, Mr. Grossman held various executive positions with BGI and its predecessor organizations, including Chief Investment Officer from 1992 to 2002. He currently serves as a director of Hillcrest Asset Management LLC and CamberView Partners LLC, both of which are private investment counseling companies. The Financial Analysts Journal awarded Mr. Grossman a Graham and Dodd Award for his research on the investment implications of divestment decisions, co-authored with William F. Sharpe, in 1986. Mr. Grossman graduated Phi Beta Kappa from Stanford University, where he received a master’s and a bachelor’s degree in Economics.

Mr. Grossman’s extensive experience with financial products and the strategies used to build portfolios and identify investments are skills essential to understanding the fundamentals of our Company and to advising our growth. Our Board also values the perspective gained from his previous work with our co-founder, Mr. Sharpe.

Mr. Grossman’s long tenure as an executive in the financial industry demonstrates his leadership skills and judgment.

Robert A. Huret has served as a director since January 2011. He co-founded and has been a managing member of FTV Management Company, L.P., a private equity management company, since 1998, and is a founding partner of FTV Capital, a multi-stage private equity firm whose limited partners include many of the world’s foremost financial institutions. Previously, he was a senior consultant to Montgomery Securities. He also served as Senior Vice President Finance and Planning and Trust Executive Officer at the Bank of California and was Vice President of Planning and Mergers and Acquisitions at First Chicago Corporation/The First National Bank of Chicago. Since 1990, his financial and professional emphasis has focused on technology companies that develop products and services for the financial services industry. He has served as Trustee of Cornell University and San Francisco University High School. Concurrently with his investment banking and venture capital career, he serves as the Chairman of Huret, Rothenberg & Co., a private investment firm. Previously, he has been a founder and Vice Chairman of Newell Associates and a founder and director of Third Age Media. He currently serves as director of Caplin Systems Ltd., Cloudmark, Inc. and Bank of Hawaii Corporation (NYSE: BOH). Mr. Huret received his bachelor’s of science degree in Industrial and Labor Relations from Cornell University and his MBA with distinction from the Harvard Business School.

Mr. Huret previously served on our Board from 2002 to 2009. Mr. Huret left our Board in 2009 in accordance with his firm’s policies requiring resignation when a portfolio company files with the SEC for an initial public offering. Our Board determined that it would benefit from Mr. Huret resuming a director position, and as his firm’s policies permitted him to return to our Board, Mr. Huret accepted his appointment to our Board in January 2011. Mr. Huret’s status as a financial expert under SEC guidelines and experience in the private equity arena and financial industry bring to our Board leadership, management and sophisticated financial expertise. His extensive knowledge of technology companies and their applications in the financial services industry provides key insights for our Company.

Jeffrey N. Maggioncalda has served as our Chief Executive Officer since August 1996, as our President and Chief Executive Officer from August 1996 to November 2012, and as a director since March 1997. From June 1995 to September 1995, he served as a summer associate at McKinsey & Company. From June 1991 to August 1994, he served as an associate at Cornerstone Research, an economic and financial consulting firm. Mr. Maggioncalda is a member of the board of directors of SVB Financial Group and Silicon Valley Bank. Mr. Maggioncalda received an MBA from the Stanford Graduate School of Business and a bachelor’s degree in Economics and English from Stanford University.

Mr. Maggioncalda’s tenure at Financial Engines as our President and Chief Executive Officer brings to our Board a unique and extensive understanding of our Company, the strategic choices we have made since our inception and our long-term strategy. Mr. Maggioncalda possesses an in-depth knowledge of our industry as well as leadership, corporate development and operational experience. We also believe it is important that our Chief Executive Officer serve on our Board and that his membership helps to achieve our objective of a Board composed of experienced and dedicated individuals with diversity of backgrounds, skills and perspectives.

Required Vote

The three nominees for director receiving the highest number of affirmative votes will be elected as directors. However, if the majority of the votes cast for a director are withheld, then notwithstanding the valid election of such director, our Bylaws provide that such director will voluntarily tender his or her resignation for consideration by the nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Our Board recommends a vote FOR the election of Blake R. Grossman, Robert A. Huret and Jeffrey N. Maggioncalda as Class I directors of Financial Engines.

Executive Officers and Directors

The following table shows information about our executive officers and directors as of February 28, 2014:

Name	Age	Position
Jeffrey N. Maggioncalda	45	Chief Executive Officer and Director

Lawrence M. Raffone	50	President

Raymond J. Sims	63	Executive Vice President. Chief Financial Officer and Chief Risk Officer

Christopher L. Jones	46	Executive Vice President, Investment Management and Chief Investment Officer

Anne Tuttle Cappel	52	Executive Vice President, General Counsel and Secretary

Garry W. Hallee	53	Executive Vice President, Technology and Service Delivery

Kelly O’Donnell	46	Executive Vice President, Marketing

Mary Lee Sharp	53	Executive Vice President, Human Resources

Jeffrey C. Grace	51	Vice President, Controller and Principal Accounting Officer

Paul G. Koontz(2)	53	Chairman of the Board

E. Olena Berg-Lacy(3)	64	Director

Heidi K. Fields(1)(4)	59	Director

Blake R. Grossman(2)	51	Director

Joseph A. Grundfest(1)(3)(4)	62	Director

Robert A. Huret(1)(2)(4)	68	Director

John B. Shoven(2)(3)	66	Director

David B. Yoffie(3)	59	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	Determined by our Board to be an “audit committee financial expert” as defined by SEC rules.

The following presents biographical information for each of our executive officers and directors listed above in the table, other than the nominees whose information is on pages 4 and 5. In accordance with SEC regulations, with respect to our directors, the biographical information includes the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should serve on our Board.

Lawrence M. Raffone has served as our President since November 2012 and as our Executive Vice President, Distribution and Institutional Services from January 2001 to November 2012. Prior to joining us, Mr. Raffone served as the executive vice president of Fidelity Investments Institutional Brokerage Group, a division of Fidelity Investments. Mr. Raffone received an MBA from Babson College and a bachelor’s degree in Marketing from Bryant University.

Raymond J. Sims has served as our Executive Vice President, Chief Financial Officer and Chief Risk Officer since January 2014 and as our Executive Vice President and Chief Financial Officer since August 1999. Before joining us, Mr. Sims served at Raychem Corporation, a technology company, as Senior Vice President,

Chief Financial Officer and Treasurer from 1993 to 1999, as Vice President and Treasurer from 1985 to 1993 and as Director, Internal Audit from 1982 to 1984. Mr. Sims is a Certified Public Accountant, Personal Financial Specialist and Chartered Global Management Accountant. He received an MBA from the Harvard Business School and a bachelor’s degree in Business and Economics from Lehigh University.

Christopher L. Jones has served as our Executive Vice President, Investment Management and Chief Investment Officer since January 2006, as our Executive Vice President, Investment Management from May 2001 to January 2006, as our Vice President, Financial Research & Strategy, from January 1998 to May 2001, and as our Director of Financial Research from December 1996 to January 1998. Prior to joining us, Mr. Jones served as a consultant at Cornerstone Research, an economic and financial consulting firm. Mr. Jones received a master’s degree in Business Technology and Engineering-Economic Systems and a bachelor’s degree in Economics from Stanford University.

Anne Tuttle Cappel has served as our Executive Vice President, General Counsel and Secretary since March 2009. Ms. Tuttle Cappel joined us in November 2003 as Director and Associate General Counsel and served as our Director, Acting General Counsel and Secretary from August 2005 to March 2006 and as our Vice President, General Counsel and Secretary from March 2006 to March 2009. Prior to joining us, she served as Vice President and Assistant General Counsel at Loomis Sayles & Company, L.P., a federally registered investment advisor, overseeing a 12-person compliance team, from April 2000 to October 2003. Ms. Tuttle Cappel received a juris doctorate from Boston University School of Law and a bachelor’s degree in Economics from Yale University.

Garry W. Hallee has served as our Executive Vice President of Technology and Service Delivery since December 2009 and served as our Executive Vice President, Technology from June 1999 to December 2009. He also served as acting Executive Vice President, Service Delivery, from December 2007 to May 2008. Prior to joining us, Mr. Hallee served as the Executive Vice President of Research and Development for Vantive Corporation, a customer relationship management software company, from October 1996 to August 1998. From May 1984 to September 1996, Mr. Hallee co-founded and served as the Chief Technology Officer of Aion Corporation, a computer software company. Mr. Hallee received a master’s degree and a bachelor’s degree in Electrical Engineering/Computer Systems from Stanford University.

Kelly O’Donnell has served as our Executive Vice President of Marketing since January 2013 and as our Vice President of Marketing from July 2007 to January 2013. From October 2006 to June 2007, she served as our Senior Director of Channel Marketing and as our Director of Customer Acquisition and Retention from June 2003 to September 2006. Prior to joining us, she was Director of Consulting and an analyst for Cerulli Associates from June 1998 to June 2003. Ms. O’Donnell was also a litigation assistant at A. G. Edwards & Sons from May 1996 to July 1997 and a manager and associate at Coopers & Lybrand from August 1989 to May 1996. Ms. O’Donnell received a bachelor’s degree in Accountancy from the University of Missouri.

Mary Lee Sharp has served as our Executive Vice President of Human Resources since January 2012. Prior to joining us, Ms. Sharp served as Vice President, Human Resources at Omnicell Inc., a healthcare systems and software solutions provider, from December 2007 to December 2011, and as Senior Director of Human Resources at Sybase Inc., a global enterprise software company, from June 2007 to October 2007. From November 2003 to June 2007, she served as Vice President of Human Resources for Panalpina Inc., a global transportation and logistics corporation. Ms. Sharp received a juris doctorate from Santa Clara University School of Law and a bachelor’s degree in Political Science and Public Affairs from the University of Denver.

Jeffrey C. Grace has served as our Vice President, Controller and Principal Accounting Officer since May 2010. Mr. Grace joined us in January 2010 as our Vice President and Corporate Controller. Prior to joining us, beginning in July 2007, Mr. Grace was Chief Financial Officer for Christensen & Giannini. He also held senior financial management positions including Chief Financial Officer and Director for Language Line Services, Inc., from 2004 to 2007 and was Vice President of Finance & Principal Accounting Officer for Excelligence Learning

Corporation from 1997 to 2004. Mr. Grace began his career with Deloitte & Touche LLP. He is a Certified Public Accountant and received a bachelor’s degree in Finance from California State University, Los Angeles.

E. Olena Berg-Lacy has served as a director since July 1998 and as a consultant from July 1998 until December 2007 and from October 2009 until December 2011. She has served as a director of Bentall Kennedy, a private real estate investment advisor company, from September 2012 to the present. Ms. Berg-Lacy was a partner with Fiduciary Benchmarks, Inc. from September 2007 to March 2008. Ms. Berg-Lacy was a member of the Board of Trustees for the GM/UAW Trust for Retiree HealthCare from March 2006 to January 2009 and the UAW Trust for Retiree Health Benefits from January 2009 to January 2012. She has been a director, chair of the finance committee, and a consultant to the non-profit Pension Rights Center since 2000. Prior to this, she served as Assistant Secretary of the United States Department of Labor, a position she held from June 1993 to June 1998. She received an MBA with honors from the Harvard Business School and a bachelor’s degree in English Literature from California State University at Chico.

Ms. Berg-Lacy was asked to join our Board due her extensive experience in retiree benefits and with the U.S. Department of Labor. Her viewpoint enables her to advise our Board and Company from the perspective of retirees as well as the regulatory bodies which govern the highly technical area of retirement benefits. Ms. Berg-Lacy is very familiar with our strategies, business and culture due to her twelve years of service on our Board and has a long-established history of providing valuable counsel in her role as director.

Heidi K. Fields has served as a director since November 2008. She was the Executive Vice President and Chief Financial Officer of Blue Shield of California from September 2003 until her retirement in December 2012. Prior to joining Blue Shield of California, she served as Executive Vice President and Chief Financial Officer of Gap, Inc. from 1999 to January 2003. From 1995 to 1999, Ms. Fields served as the Chief Financial Officer of ITT Industries, Inc. She has also held senior financial management positions at General Motors Corporation, including Vice President and Treasurer during her 16-year tenure from 1979 to 1995. Ms. Fields has served as a director of Agilent Technologies Inc. since 2000. Ms. Fields received an MBA in Finance/Accounting from Columbia Business School and a bachelor’s degree in Russian Language from Georgetown University.

Ms. Fields’ experience as a chief financial officer and her background of senior financial management positions with several large corporations brings to our Board in-depth knowledge of financial best practices as well as financial reporting requirements. In addition, she provides insight into how large employers view investment management services for their employees. Ms. Fields’ status as a financial expert under SEC guidelines and her sophistication with corporate finances offers valuable insight to our management and our Board in her position as chair of our audit committee.

Joseph A. Grundfest is one of our founders and has served as a director since our inception in June 1996. Mr. Grundfest has not been an employee of our Company and has no operational involvement with our Company. Mr. Grundfest joined the faculty of Stanford Law School in January 1990 where he is the William A. Franke Professor of Law and Business. He is also senior faculty of the Arthur and Toni Rembe Rock Center for Corporate Governance at Stanford University, and co-director of Director’s College, a venue for the continuing professional education of directors of publicly traded corporations. Prior to joining Stanford Law School, Mr. Grundfest was a Commissioner of the U.S. Securities and Exchange Commission from 1985 to 1990. He is also a member of the Securities and Exchange Commission’s Investor Advisory Committee. Mr. Grundfest, who serves on the board of KKR, LLC (the managing partner of KKR LP, a publicly-traded entity), is currently the chairman of the board nominating committee of the NASDAQ Stock Market. Mr. Grundfest received a juris doctorate from Stanford Law School and a bachelor’s degree in Economics from Yale University.

As a professor of law and business, as well as co-director of the Arthur and Toni Rembe Rock Center for Corporate Governance at Stanford University and of Director’s College, Mr. Grundfest brings to our Board significant corporate governance expertise. We also benefit greatly from Mr. Grundfest’s status as a financial expert under SEC guidelines. In addition, as one of our co-founders, he has extensive knowledge of our strategies, business and culture and has a long-established history of providing valuable insight to our Board.

Paul G. Koontz has served as our Chairman since February 2003 and has been a director since March 1997. Mr. Koontz has been a general partner at Foundation Capital, a venture capital firm, since 1996. Mr. Koontz currently serves on the board of directors of eBates, a private company, and was a member of the board of directors of Envestnet, Inc., a publicly-traded investment advisor company, until October 2013. Mr. Koontz received a master’s degree in Engineering Management from Stanford University and a bachelor’s degree in Engineering from Princeton University.

Mr. Koontz’s background as a technologist, as well as a successful venture capitalist, provides our Board with significant industry and financial experience. In addition, his service on other boards of directors provides our Board with cross-board experience. Mr. Koontz was selected as our Chairman because of his integrity, judgment and ability to examine issues, lead discussion and build consensus among our Board members. He has a long-established history of providing valuable counsel in his role as director.

John B. Shoven, Ph.D., has served as a director since January 2010 and currently serves as the Charles R. Schwab Professor of Economics at Stanford University, where he has taught since 1973. Since November 1999, Dr. Shoven has served as the Trione Director of the Stanford Institute for Economic Policy Research, a position he previously held from 1989 to 1993. He served as Chairman of the Economics Department at Stanford University from 1986 to 1989, and as Dean of the School of Humanities and Sciences from 1993 to 1998. Dr. Shoven currently serves as a director on the board of directors of Exponent, Inc., an engineering and scientific consulting firm, as well as chairman of the nominating and governance committee and a member of the audit committee and compensation committee. He serves as chairman of the board of directors of Cadence Design Systems, Inc., a developer of electronic design automation hardware and software, where he chairs the compensation and nominating and governance committees and is a member of the audit and finance committee. Dr. Shoven also serves as a director on the board of directors of American Century Funds, Mountain View Board, where he is chairman of the client experience oversight committee and a member of the governance committee. He is a Fellow of the American Academy of Arts and Sciences, a recipient of the Paul A. Samuelson Award for Outstanding Scholarly Writing on Lifelong Financial Security, an award-winning teacher at Stanford, and has published more than 100 professional articles and 20 books. Dr. Shoven received a Ph.D. in Economics from Yale University and a bachelor’s degree in Physics from University of California, San Diego.

As a professor of economics and director of the Stanford Institute for Economic Policy Research, Dr. Shoven has strong financial and corporate governance expertise, and he also provides expertise on Social Security claiming strategies and investment theory. Dr. Shoven’s service on a number of public company boards of directors, including their various committees, also provides cross-board experience and insight into practices at other organizations.

David B. Yoffie, Ph.D., has served as a director since June 2011 and is the Max and Doris Starr Professor of International Business Administration at the Harvard Business School, where he has taught since 1981. Dr. Yoffie served as Chairman of Harvard Business School’s Strategy department from 1997 to 2002, Chairman of the Advanced Management Program from 1999 to 2002, Senior Associate Dean and Chair of Executive Education from 2006-2012, and he currently chairs Harvard’s World President’s Organization program. He has also lectured and consulted in more than 30 countries. Dr. Yoffie is a member of the board of directors of Intel Corporation and TiVO Inc., and served as a member of the board of directors of Charles Schwab Corporation until 2007. He is also on the board of the National Bureau of Economic Research, a nonprofit research organization. Dr. Yoffie received a master’s degree and Ph.D. in Political Science from Stanford University, where he has been a Visiting Scholar, and a bachelor’s degree in Politics from Brandeis University.

Dr. Yoffie provides a depth of knowledge regarding the development and operation of successful business enterprises. His service on other boards of directors provides our Board with cross-board experience. Dr. Yoffie brings experience in strategy and management to his role as director.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Organization of our Board of Directors

Our Board oversees, counsels, and directs management in our long-term interests and those of our stockholders. Under our Corporate Governance Guidelines, which can be found on our Company website, our Board’s responsibilities include:

•	selecting, evaluating the performance of, and determining the compensation of the Chief Executive Officer and other senior executives;

•	planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed;

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics;

•	establishing the appropriate “Tone at the Top” to actively cultivate a corporate culture that gives high priority to ethical standards, principles of fair dealing, professionalism, integrity, full compliance with legal requirements and ethically sound strategic goals;

•	choosing the Chief Executive Officer, monitoring his or her performance and having a detailed succession plan for the Chief Executive Officer, including preparations in the event the Chief Executive Officer becomes unavailable or fails to meet performance expectations;

•	planning for and dealing with crises, in particular crises where the tenure of the Chief Executive Officer is in question, where there has been a major disaster or risk management crisis, or where our Company’s reputation is threatened by product failure or a socio-political issue;

•	assuming a position of authority whenever there is a proposed transaction that creates a seeming conflict between the best interests of stockholders and those of management, including potential takeovers;

•	determining our Company’s reasonable risk levels and monitoring the management of risks within those parameters;

•	approving our Company’s annual operating plan and long-term strategy, monitoring performance and providing advice to management as a strategic partner;

•	working with management to promote and balance our Company’s short-term performance and long-term success;

•	seeking, in conjunction with the duty to determine executive compensation, a balance of enabling our Company to recruit, retain and incentivize the most talented executives, while avoiding excessive compensation;

•	closely following our investor relations to develop an understanding of stockholder perspectives on our Company;

•	keeping abreast of current standards for compliance with legal and regulatory requirements, setting and monitoring compliance with such requirements and responding appropriately to compliance issues;

•	interviewing and nominating director candidates, monitoring and evaluating our Board’s own performance and seeking continuous improvement for Board performance; and

•	taking into account the board or committee chairperson’s term of service, if the chairperson has served in such capacity for three consecutive terms, and determining if a rotation of the committee chair is appropriate or advisable.

Our Board and its committees met throughout the year at regularly-scheduled meetings, held special meetings, and acted by written consent from time to time as appropriate. Our Board held seven meetings during 2013. Each director attended at least 75% of the total regularly-scheduled and special meetings held by our Board and the committees on which such director served during his or her tenure in 2013. Our non-management directors meet in regularly-scheduled sessions without the presence of management in executive sessions, which the Chairman of the Board generally presides over. We do not have a policy regarding directors’ attendance at our annual meetings of stockholders, however, we encourage our directors to attend. Eight of our directors attended the 2013 annual meeting of stockholders, including Mr. Maggioncalda.

Board Leadership Structure. Our Board has determined that having an independent director serve as Chairman of the Board is in the best interest of our stockholders at this time. An independent Chairman allows our Board to have an independent perspective, which works in tandem with the viewpoint of our Chief Executive Officer to provide robust review of our Company’s business and strategies.

Risk Oversight. Our Board is actively involved in oversight of risks that could affect our Company. This oversight is also conducted through the committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. For example, strategic risks are overseen by the full Board; financial conduct, financial reporting, accounting matters, related person transactions and some enterprise risks are overseen by the audit committee; risks related to our governance structure are overseen by the nominating and corporate governance committee; and compensation risks are overseen by the compensation committee. In addition to the committees’ attention to risk, our Board has retained responsibility for general risk oversight. Our Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our Company. This includes reports from the Chief Compliance Officer of our wholly-owned subsidiary, Financial Engines Advisors, L.L.C., at least annually, and periodic reports from the Chief Compliance Officer of Financial Engines, Inc. In addition, we have an enterprise risk management program overseen by our chief risk officer under which enterprise risks are identified and prioritized by our management. Our management regularly reports on enterprise risks to the relevant committee or our Board. Additional review or reporting on enterprise risks is conducted as needed or as requested by our Board or a committee. We believe that these processes are consistent with, and provide additional support for, the current Board leadership structure.

Board Independence. Our Corporate Governance Guidelines provide that a majority of our directors will be independent. Based on the review and recommendation by the nominating and corporate governance committee, our Board has determined that each of our directors other than Mr. Maggioncalda, our Chief Executive Officer, qualifies as “independent” in accordance with the published listing requirements of The NASDAQ Stock Market. In addition, all compensation committee members are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (which is referred to in this Proxy Statement as the Code), to allow our Company a tax deduction for certain employee compensation exceeding $1,000,000 for an individual. All compensation committee members are also “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (which is referred to in this Proxy Statement as the Exchange Act) to allow our Company to exempt certain option grants and similar transactions from the short-swing profits prohibition of Section 16 of the Exchange Act. To facilitate this determination, each director completes a questionnaire annually that provides information about relationships that might affect the determination of independence. Management provides the nominating and corporate governance committee and our Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee.

Board Committees

Board Committees. Our Board has established three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. We believe that the composition of these committees meet the criteria for independence under, and the functioning of these committees complies with, the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of The NASDAQ Stock Market and SEC rules and regulations. We intend to comply with future requirements as they become applicable to us. Our Board has approved a charter for each of these committees, which can be found on our website at www.financialengines.com. Each committee has the composition and responsibilities described below:

Audit Committee
Number of Members:	3
Members:	Heidi K. Fields, Chairperson
Joseph A. Grundfest
Robert A. Huret

Number of Meetings in 2013:	5
Functions:

Each of our audit committee members has been determined by our Board to be an “audit committee financial expert” as defined by SEC rules.

The audit committee assists our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee oversees the audit efforts of our independent accountants and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. The audit committee is also responsible for monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters. In addition, the audit committee is responsible for oversight of our risks relating to financial conduct, financial reporting, accounting matters, related person transactions and some enterprise risks.

To satisfy these oversight responsibilities, the audit committee meets at regularly-scheduled meetings with our Controller and Principal Accounting Officer and our Chief Financial Officer and Chief Risk Officer, as well as our General Counsel and other members of management, including our internal audit personnel and internal risk committee, and separately in executive sessions with our independent registered public accounting firm, to discuss and review our financial statements, internal controls, auditing, accounting and financial reporting processes, and the adequacy of the resources devoted to these functions. The audit committee receives regular reports at committee meetings regarding issues such as the status and findings of audits being conducted by the independent auditors, accounting changes that could affect our financial statements and proposed audit adjustments, if any.

Compensation Committee
Number of Members:	4
Members:	Paul G. Koontz, Chairperson
Blake R. Grossman
Robert A. Huret
John B. Shoven

Number of Meetings in 2013:	6
Functions:

The compensation committee is responsible for meeting the Board’s responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The compensation committee can form and delegate authority to subcommittees consisting of one or more members of the compensation committee and members of management. The compensation committee is responsible for risks relating to employment policies and our compensation and benefit plans. To assist it in satisfying these oversight responsibilities, the compensation committee has retained the Semler Brossy Consulting Group, LLC, or Semler Brossy, as its independent compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. The compensation committee chairperson also meets as needed with management and the committee’s consultant.

The compensation committee reviews and makes recommendations to our Board with respect to our major compensation plans, policies and programs. In addition, the compensation committee establishes and modifies the terms and conditions of employment of our executive officers, and administers our Amended and Restated 2009 Incentive Stock Plan, our executive cash incentive plans and our employee cash incentive plans. Until September 2013, the compensation committee reviewed and made recommendations for approval by the independent members of our Board regarding the compensation for our executive officers. In September 2013, the Board, at the recommendation of the nominating and corporate governance committee, amended the compensation committee charter to provide that the compensation committee shall have sole discretion and authority with respect to any action regarding compensation payable to the Chief Executive Officer or the other executive officers of the Company that is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code or to be exempt from the short-swing profit recovery provisions under Section 16(b) of the Exchange Act.

The compensation committee may award one-time incentive payments to our executive officers in consideration of retention, promotion, taking on significant additional responsibility for an indefinite period of time, or extraordinary performance significantly above and beyond the norm. While rarely utilized, we intend to retain this committee authority as we believe having a flexible approach to our incentive compensation program is essential to allow us to consider and recognize performance against changing market or industry dynamics.

Nominating and Corporate Governance Committee
Number of Members:	4
Members:	Joseph A. Grundfest, Chairperson
E. Olena Berg-Lacy
John B. Shoven
David B. Yoffie

Number of Meetings in 2013:	4
Functions:

The nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships, the size and composition of our Board and the compensation for non-employee directors. In addition, the nominating and corporate governance committee oversees our general corporate governance guidelines as well as our policies addressing regulatory and legal matters, and reports and makes recommendations to our Board concerning corporate governance matters.

The nominating and corporate governance committee is responsible for oversight of risks relating to Board succession planning, our ethics policies and corporate governance practices. To satisfy these oversight responsibilities, the nominating and corporate governance committee receives regular reports from our officers responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in corporate governance risk levels, and risk management activities.

Compensation Committee Interlocks and Insider Participation

None of the current members of the compensation committee is or has in the past served as an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on, or proposed to serve on, our Board or the compensation committee.

Director Nominations

Our Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to our Board for nomination or election.

Director Criteria. The nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by stockholders. The committee reviews suggestions for director candidates recommended by stockholders and considers such candidates based on the same criteria used for other candidates. Our Board has an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. We do not have a specific policy regarding diversity of candidates. The nominating and corporate governance committee selects candidates for director based on an appropriate balance of knowledge, experience and capability, and specifically based on their character, judgment, diversity of experience, business acumen, and his or her willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The nominating and corporate governance committee believes it appropriate for at least one, and, preferably, multiple, members of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of our Board to meet the definition of “independent director” under the rules of The NASDAQ Stock Market. The nominating and corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of our Board.

Prior to each annual meeting of stockholders, the nominating and corporate governance committee identifies nominees first by reviewing the current directors whose terms expire at the annual meeting of stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidates’ prior service as directors, and the needs of our Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on our Board as a result of a resignation, an increase in the size of our Board or other event, the nominating and corporate governance committee will consider various candidates for Board membership, including those suggested by members of the nominating and corporate governance committee, by other members of our Board, by any executive search firm engaged by the nominating and corporate governance committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for our Board should notify Financial Engines’ Secretary, any member of the nominating and corporate governance committee, or the persons referenced below in “Communications with our Board of Directors” in writing with any supporting material the stockholder considers appropriate.

Stockholder Nominees. In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at the annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Financial Engines’ Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to stockholders in connection with previous year’s annual meeting, which was April 1, 2013. However if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date. Information required by our Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Exchange Act and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Financial Engines, Inc., 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089. You can obtain a copy of our Bylaws by writing to the Secretary at this address.

Communications with our Board of Directors

Our Board recommends that stockholders and other interested persons initiate communications with our Board, the Chairman, or any committee of our Board in writing to the attention of our Secretary at 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089. This process will assist our Board in reviewing and responding to stockholder communications in an appropriate manner. Our Board has instructed our Secretary to review such correspondence and, at her discretion, not to forward items if she deems them to be of a commercial or frivolous nature or otherwise inappropriate for our Board’s consideration, such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of The NASDAQ Stock Market.

Our Board has adopted Corporate Governance Guidelines, as discussed above, as well as a Code of Business Conduct and Ethics that apply to our directors, officers and employees. The code addresses various topics, including:

• compliance with laws, rules and regulations;	• equal employment and working conditions;
• conflicts of interest;	• record keeping;
• corporate opportunities;	• confidentiality;
• competition and fair dealing;	• protection and proper use of Company assets; and
• payments to government personnel.

Our Company has also adopted a Code of Ethics for Senior Financial Officers applicable to our Chief Executive Officer, President, Chief Financial Officer, Controller and other key management employees addressing ethical issues. The Corporate Governance Guidelines, Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available in the Corporate Governance section of our website. We have also adopted an Insider Trading and Communications Policy which prohibits the following transactions: engaging in any form of hedging transactions in our stock, pledging our stock as collateral for a loan, trading in our securities on a short-term basis, purchases of our securities on margin, short sales of our securities, buying or selling puts or calls, or their equivalent positions, on our securities. The Insider Trading and Communications Policy further provides that we will not arrange for cashless exercises of stock options and sets forth the principle that any of our securities purchased in the open market by an employee should be held for a minimum of six months. We have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints regarding questionable federal securities law matters, accounting and auditing matters from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to the audit committee.

COMPENSATION OF DIRECTORS

Our non-employee directors are entitled to receive an annual retainer of $40,000. The chairperson of the audit committee receives an additional annual retainer of $15,000 and the chairpersons of the compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $10,000. The higher retainer for the audit committee chair reflects the additional meetings and specialized attention to our earnings releases and financials required of this committee chair.

In addition, non-employee directors receive nondiscretionary, automatic grants of nonstatutory stock options and restricted stock units, or RSUs, under our Amended and Restated 2009 Stock Incentive Plan, or the 2009 Stock Incentive Plan. A non-employee director is automatically granted an initial option to purchase 25,000 shares upon becoming a member of our Board. The initial option vests and becomes exercisable pursuant to the same schedule generally applicable to employees: vesting over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years. The options granted to non-employee directors will have a per-share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and will become fully vested if a change in control occurs.

Prior to 2014, on the first business day following each of our regularly-scheduled annual meetings of stockholders, each non-employee director was automatically granted 5,000 restricted stock units (RSUs), vesting over four years, provided the director had served on our Board for at least six months.

Following the 2013 annual meeting of stockholders, the nominating and corporate governance committee engaged Semler Brossy, the independent compensation consultant selected by the compensation committee in 2013, to provide it with an analysis of our compensation programs for non-employee members of our Board. In March 2014, based upon the information provided by Semler Brossy and the recommendation of the nominating and corporate governance committee, our Board made changes to the annual equity compensation awarded to our non-employee directors in order to better align director compensation with that of our peer companies and with the form of equity granted to our employees. The new equity grant level is based upon the value of the award, as are our executive awards. Our director compensation is now at the 60th percentile among our peers and is consistent with our executive pay philosophy of establishing total pay between the 50th and 75th percentiles. On the first business day following the Annual Meeting, each non-employee director will be automatically granted an RSU award with a value of $200,000, rounded up to the nearest whole share, provided the director has served on our Board for at least six months. Consistent with our employee vesting period, the RSUs vest over four years, with 25% vesting annually on the anniversary of the grant date. The RSUs will also become fully vested if a change in control occurs.

We also have paid or reimbursed a few of our directors for reasonable out-of-pocket and travel expenses in connection with attendance at our Company events and Board and committee meetings.

Director Stock Ownership Guidelines

Our Board established guidelines, which became effective immediately following the 2012 annual meeting of stockholders, to better ensure that our non-employee directors each maintain an appropriate equity stake in our Company. These guidelines provided that, within five years of January 1, 2012, non-employee directors should beneficially own and/or hold common stock or vested equity awards in an aggregate amount equal to 10,000 shares of our common stock. For newly appointed non-employee directors, this ownership level was to be attained within five years from the date of their initial election or appointment to our Board and be maintained until the end of their Board service. Using the closing price of our stock on the date that our Board established this guideline, this ownership requirement equated to more than five times our annual retainer for Board service. Due to the increase in our stock price since the guideline was established, in March 2014 this ownership guideline equated to more than fourteen times our annual retainer.

In order to better align our ownership guidelines with those of our peer companies, in March 2014, at the recommendation of the nominating and corporate governance committee, our Board changed our director stock ownership guideline to a value-based approach. Effective immediately following the Annual Meeting, our guideline will require that each non-employee director hold an equity stake in our Company equal in value to not less than five times the annual retainer, or $200,000, and that each director retain 50% of the shares obtained from each annual RSU vesting event until the director meets the guideline.

2013 Director Compensation

The following table sets forth the compensation paid or accrued by us to our non-employee directors in 2013. The table excludes Mr. Maggioncalda, who did not receive any additional compensation from us for his role as a director because he is our Chief Executive Officer.

Name	Fees Earned or Paid in Cash ($)	RSU Awards ($)(1)(2)	Total ($)
E. Olena Berg-Lacy	40,000	214,000	254,000
Heidi K. Fields	55,000	214,000	269,000
Blake R. Grossman	40,000	214,000	254,000
Joseph A. Grundfest	50,000	214,000	264,000
Robert A. Huret	40,000	214,000	254,000
Paul G. Koontz	50,000	214,000	264,000
John B. Shoven	40,000	214,000	254,000
David B. Yoffie	40,000	214,000	254,000

(1)	On May 22, 2013, we granted an RSU award of 5,000 shares to each of our directors with a fair market value of $42.80 per share. The value of the stock awards is based on the fair value of the award as of the grant date calculated in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718), excluding any estimate of future forfeitures. See Note 4 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2013, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the directors will depend on the market value of our common stock on a date in the future when the RSU award vests.
(2)	The following table lists all outstanding equity awards held by non-employee directors as of the end of 2013:

Name	Options (#)	RSU Awards (#)
E. Olena Berg-Lacy	5,625	8,750
Heidi K. Fields	70,000	8,750
Blake R. Grossman	50,000	8,750
Joseph A. Grundfest	10,000	8,750
Robert A. Huret	50,000	8,750
Paul G. Koontz	10,000	8,750
John B. Shoven	27,500	8,750
David B. Yoffie	21,000	8,750

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 28, 2014, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our named executive officers listed in the 2013 Summary Compensation Table on page 41, (iii) each of our directors and our nominees for director and (iv) all of our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o Financial Engines, Inc., 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089. The percentage of common stock beneficially owned is based on 51,143,854 shares outstanding as of February 28, 2014.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(#)(1)	Percentage Beneficially Owned(%)(1)(2)
5% Stockholders:
Entities affiliated with T. Rowe Price(3)	4,507,649	8.8
Entities affiliated with BlackRock, Inc.(4)	4,409,543	8.6
Entities affiliated with BAMCO Inc.(5)	3,198,812	6.3
Entities affiliated with The Vanguard Group(6)	3,222,284	6.3

Directors and Named Executive Officers:
Jeffrey N. Maggioncalda(7)	622,204	1.22
Raymond J. Sims(8)	35,667	*
Christopher L. Jones(9)	307,071	*
Lawrence M. Raffone(10)	281,890	*
Garry W. Hallee(11)	229,499
Paul G. Koontz(12)	65,817	*
E. Olena Berg-Lacy(13)	4,166	*
Heidi K. Fields(14)	68,541	*
Blake R. Grossman(15)	52,708	*
Joseph A. Grundfest(16)	347,740	*
Robert A. Huret(17)	41,875	*
John B. Shoven(18)	26,041	*
David B. Yoffie(19)	7,666	*
All current directors and executive officers as a group (17 persons)(20)	2,205,130	4.31

*	Amount represents less than 1% of our common stock.
(1)	We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.
(2)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire within 60 days of February 28, 2014 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.
(3)	Based solely on a report on Schedule 13G/A filed on February 14, 2014. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc., or Price Associates, serves as investment adviser with power to direct the investments and/or sole power to vote the securities. Price Associates expressly disclaims beneficial ownership of the reported securities. The principal business address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.
(4)

Based solely on a report on Schedule 13G filed on January 17, 2014. BlackRock, Inc. is deemed to beneficially own the shares of common stock held in the accounts for which it serves as a parent holding company and holds the sole power to direct investments or to vote the securities. The principal business address of BlackRock is 40 East 52nd Street, New York, New York 10022.
(5)	Based solely on a report on Schedule 13G/A filed on February 14, 2014 by BAMCO Inc., or BAMCO, Baron Capital Group, Inc., or BCG, Baron Capital Management, Inc., or BCM, and Ronald Baron. BAMCO and BCM are subsidiaries of BCG and Ronald Baron owns a controlling interest in BCG. The principal business address of BAMCO, BCG, BCM and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(6)	Based solely on a report on Schedule 13G/A filed on February 12, 2014. Shares beneficially owned by The Vanguard Group, or Vanguard, Vanguard Fiduciary Trust Company, or VFTC, or Vanguard Investments Australia, Ltc., or VIA. The Vanguard Group is a beneficial owner as a result of having sole power to dispose of or to direct the disposition of 3,156,105 shares. VFTC, a wholly-owned subsidiary of Vanguard, is a beneficial owner as a result of its serving as investment manager of collective trust accounts with shared power to dispose or direct the disposition of 66,179 shares. VIA, a wholly-owned subsidiary of Vanguard, is a beneficial owner as a result of its serving as investment manager of Australian investment offerings with sole power to vote or direct the vote of 69,479 shares. The principal business address of Vanguard, VFTC and VIA is 100 Vanguard Blvd., Malvern, PA 19355.
(7)	Includes 386,527 shares subject to options that are exercisable within 60 days of February 28, 2014. Also includes 30,000 shares held in each of three separate trusts for each of his three children, for which Jeffrey N. Maggioncalda serves as a special trustee, and 205,677 shares held in trust by the 1999 Maggioncalda Family Trust. Mr. Maggioncalda holds shared voting and dispositive power over the shares held by these trusts.
(8)	Includes 29,788 shares subject to options that are exercisable within 60 days of February 28, 2014.
(9)	Includes 228,425 shares subject to options that are exercisable within 60 days of February 28, 2014.
(10)	Includes 278,180 shares subject to options that are exercisable within 60 days of February 28, 2014.
(11)	Includes 104,407 shares subject to options that are exercisable within 60 days of February 28, 2014.
(12)	Includes 26,000 shares held by Koontz Investments L.P. Fund 3, 11,638 shares held by the Paul Koontz 2010 Annuity Trust, 11,638 shares held by the Andrea Koontz 2010 Annuity Trust, 8,000 shares held by Paul Koontz and Andrea Koontz as Trustees of the Koontz Revocable Trust, 1,250 shares in the name of Paul Koontz and 7291 shares subject to options that are exercisable within 60 days of February 28, 2014.
(13)	Includes 2,916 shares subject to options that are exercisable within 60 days of February 28, 2014.
(14)	Includes 67,291 shares subject to options that are exercisable within 60 days of February 28, 2014.
(15)	Includes 36,458 shares subject to options that are exercisable within 60 days of February 28, 2014.
(16)	Includes 7,291 shares subject to options that are exercisable within 60 days of February 28, 2014, 339,199 shares held in trust by The Grundfest Living Trust U/T/A DD 8/25/97 and 1,250 shares held by Mr. Grundfest individually. Mr. Grundfest shares voting and dispositive power over these shares with Carol C. Grundfest.
(17)	Includes 40,625 shares subject to options that are exercisable within 60 days of February 28, 2014.
(18)	Includes 24,791 shares subject to options that are exercisable within 60 days of February 28, 2014.
(19)	Includes 6,416 shares subject to options that are exercisable within 60 days of February 28, 2014.
(20)	Includes 1,303,782 shares subject to options that are exercisable within 60 days of February 28, 2014.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of each transaction since January 1, 2013 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Procedures for Approval of Related Party Transactions

We have a Related Person Transactions Policy which provides that the audit committee of our Board will review and, when appropriate, approve or ratify transactions with our Company valued at or more than $120,000 in which any director, officer, 5% or greater stockholder or certain related persons or entities has a direct or indirect material interest, subject to such exceptions consistent with applicable SEC rules and regulations. Each of our directors and executive officers has primary responsibility for the administration of, and compliance with, this policy as it relates to them. Our audit committee reviews and considers any proposed related person transactions at its regularly-scheduled meetings (or sooner, as determined by the audit committee chairman), and its review is based on all relevant facts and circumstances reasonably available to it.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following discussion provides information regarding our 2013 compensation program for our named executive officers, or NEOs, including Jeffrey N. Maggioncalda, our Chief Executive Officer, Raymond J. Sims, our Chief Financial Officer and Chief Risk Officer, Lawrence M. Raffone, our President, Christopher L. Jones, our Executive Vice President, Investment Management and Chief Investment Officer, and Garry W. Hallee, our Executive Vice President, Technology and Service Delivery.

2013 Company Performance. We provide professional management services to 553 plan sponsors representing approximately 7.7 million participants and approximately $786.3 billion of assets in retirement plans for which we have rolled out our professional management service, which we refer to as assets under contract, or AUC. Our AUC grew by 37% during 2013, due primarily to new employers making our services available, market performance, and contributions. As of December 31, 2013, we were under contract to provide our services to approximately 9 million plan participants. Our assets under management, or AUM, increased by 38% year over year, driven primarily by market performance, net new enrollment into our professional management service, and contributions. For the full year, our revenue increased 29% from 2012.

2013 Company Performance(1)	Full year ending December 31, 2012	Full year ending December 31, 2013	Percent Change
Annual Revenues	$185.8 million	$239.0 million	29%
Assets Under Contract	$575.0 billion	$786.3 billion	37%
Assets Under Management	$63.9 billion	$88.2 billion	38%
Professional Management Revenue	$150.9 million	$202.8 million	34%

(1) Please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2014 for additional information regarding the computation and components of these financial metrics.

2013 Executive Compensation Highlights. Our executive compensation program is designed to motivate and reward behavior that produces results for our stockholders. Our program consists of three main elements: (1) base salary, (2) amounts earned under our cash incentive program, which may be adjusted by an individual performance factor, and (3) equity awards, which consist of annual grants (for years other than 2013) as well as our long-term performance-based incentive program, or the 2013-2017 LTIP, established in 2013. For 2013, amounts earned under our cash incentive plans included amounts earned under our executive cash incentive plan and our 2013 Executive Individual Performance Factor Bonus Plan, or IPF Plan (available to some executives) and were payable at year end upon achievement of specified performance metrics for the fiscal year. The performance metrics under our cash incentive programs underlie our key company performance measures and business goals.

The compensation committee believes our current executive compensation policies are effective in advancing our strategic plans, appropriately reflect competitive market trends and practices, and encourage our NEOs to remain focused on delivering performance for our stockholders without taking unnecessary or excessive risks. The highlights of our compensation program for 2013 include the factors listed below.

•	We generally target cash compensation between the 25th to 50th percentiles of our peer group or market reference group, to effectively manage our cash and place greater focus on long-term incentives and performance.

•	When the target value of the special performance-based 2013-2017 LTIP is annualized over the 5-year performance period, total direct compensation for the NEOs is intended to be positioned at or slightly above the 75th percentile of our peer companies or market reference group.

•	Approximately 80% of the total direct compensation for our CEO is performance-based, and, on average, 75% for our other NEOs as a group; ensuring that the predominant component of NEO target total direct compensation is at-risk pay tied to Company performance.

•	We did not make a customary equity grant of stock options and RSUs to executives in 2013. Previously, we have made annual executive equity grants in the fourth quarter, at the same time as our non-executive grants. Beginning with the 2013-2017 LTIP, we intend to make executive equity awards in the first quarter of the year, following the release of our previous year-end earnings, to better align the level of equity grants with full fiscal year performance. As a result, no customary annual executive grant was made in 2013 and the next customary annual executive grant was made in February of 2014.

•	The performance-based 2013-2017 LTIP grant is a special program intended to provide additional opportunity to our NEOs for stretch performance over a five-year performance period.

•	Our executive cash incentive plan encourages our NEOs to manage the business in a manner intended to increase our current fiscal-year revenue (measured by net new revenues from management fees) and operating profit (measured by earnings before income tax and other deductions).

•	In 2013, we implemented the IPF Plan to add individual performance metrics for some executives to drive achievement of specific business measures.

•	Both our executive cash incentive plan and our IPF Plan include a threshold, to protect the Company in difficult times and to avoid payouts if performance is not strong, and a maximum payout to discourage excessive risk taking.

•	Our cash incentive plan based upon achievement of Company-wide metrics paid out at 98.87% for 2013.

The Total Direct Compensation table below provides an overview for our NEOs for 2012, 2013 and 2014. This includes actual compensation earned in salary, non-equity incentive compensation, and equity awards for 2012 and 2013. Target values are used for 2014 where actual values are not yet available. The value of the equity awards is based on the fair value of the award as of the grant date. Consistent with SEC disclosure requirements, the Company is reflecting the full five-year target value of the 2013-2017 LTIP award as 2013 compensation in this Proxy Statement. As a result, total direct compensation in 2013 shows a substantial year-over-year increase. However, total direct target compensation will normalize again in 2014, as demonstrated in the table below.

Total Direct Compensation (2012-2014)

Name and Current Position	2012		2013	2014
Jeffrey N. Maggioncalda Chief Executive Officer		$1,968,168	$5,392,514	$2,502,000
Raymond J. Sims Executive Vice President, Chief Financial Officer and Chief Risk Officer		$1,066,711	$2,289,601	$1,322,000
Lawrence M. Raffone President		$2,069,429	$5,373,353	$2,092,500
Christopher L. Jones Executive Vice President, Investment Management and Chief Investment Officer		$1,444,745	$3,093,618	$2,030,790
Garry W. Hallee Executive Vice President, Technology and Service Delivery	$	N/A(1)	$2,862,711	$427,750	(2)

(1)	Mr. Hallee was not an NEO in 2012 so his compensation is not shown.
(2)	Mr. Hallee has informed us that he intends to leave the Company in 2014. He did not receive an equity grant in February 2014.

Stockholder Advisory Votes

Our stockholders cast advisory votes on our executive compensation practices in a “Say on Pay” vote at the 2011 annual meeting of stockholders, with the following results:

•	Executive compensation: our stockholders approved of our executive compensation as disclosed in our 2011 Proxy Statement with approximately 84% of our eligible stockholders voting in favor, and less than 1% against or abstaining.

•	Frequency of advisory vote: our stockholders approved of a frequency of every 3 years with approximately 47% of the eligible stockholders voting in favor, as compared to approximately 37% for one year and approximately 1% for two years. We are not aware of any stockholder concerns with this frequency and our Board and management believe it remains appropriate.

The compensation committee took these voting results into consideration during its review of our executives’ compensation for fiscal 2013. The compensation committee has determined to hold an advisory vote every 3 years, and in accordance with this determination, we have included Proposal 4, an advisory vote to approve executive compensation, in this Proxy Statement. If the compensation committee and management feel it is appropriate, we may have such a vote more frequently hereafter. In keeping with current regulations, the next advisory vote on the frequency of the vote on executive compensation will take place in 2017.

Compensation Philosophy and Objectives

The primary objectives of our compensation and benefits programs for executives are to attract and retain senior, skilled executive management, to motivate their performance toward achieving clearly defined corporate goals, and to align their long term interests with those of our stockholders.

We have established a set of guiding principles that have provided the foundation for all compensation programs for executives and all employees. These principles include, but are not limited to, taking a total rewards approach (which includes all aspects of our compensation package, including cash compensation, equity, Company-provided benefits and intangibles such as our culture and environment), paying consistently within the markets in which we compete for talent, making individual compensation decisions based on overall performance, and offering pay programs that allow employees at all levels to share in our success in a form that is simple to explain and administer. We use these principles to guide us in our compensation recommendations and decisions.

Each year our Board approves a set of goals and objectives for our Company. Our executive incentive compensation is tied directly to the achievement of clearly defined financial objectives. Our executive incentive program is designed to align executive incentives with our success and to recognize and reward contributions of our executive officers to our performance without encouraging unnecessary risk-taking.

Role of the Compensation Committee and Committee Consultant

Role of the Compensation Committee. Our compensation committee determined and recommended to the independent members of our Board for approval, the 2013 base salary, merit increases, incentive compensation targets and equity award grants of our executive officers, including our NEOs. For 2014 compensation, our compensation committee acted under the sole authority provided in the compensation committee’s updated charter to set executive officer compensation, including that of our NEOs.

Our compensation committee considers input from our Chief Executive Officer, who provides evaluations of our executives and other relevant information to the compensation committee and makes recommendations regarding appropriate compensation for each executive, including base salary, merit increases, changes to incentive compensation and grants of equity awards. The information and analysis provided by our compensation consultant is utilized by the compensation committee in evaluating appropriate compensation levels and by the CEO to inform his recommendations. Our Executive Vice President, Human Resources, from time to time, provides market data and other information to assist the compensation committee in determining appropriate compensation levels for executives.

Under its charter, the compensation committee has the authority, without seeking the approval of our Board, to select, retain, terminate and approve, at the Company’s expense, outside compensation, legal, accounting or other consultants to advise the compensation committee and to authorize or conduct investigations into any matters within the scope of its responsibilities and to approve related fees and retention terms. The Company pays the fees for the services provided by the consultant to the compensation committee.

Role of Compensation Committee Consultant. The compensation committee directly retained the services of Radford as an independent compensation consultant to advise on executive compensation for fiscal 2013. In 2013, Radford conducted a detailed review of our equity compensation and sales incentive plans in light of market practices among our peers, stockholder dilution tolerances, and our business objectives. In 2013, Radford also provided updated compensation benchmarking information in connection with a change of one of our marketing executives. Radford also assisted our compensation committee and management in structuring the 2013-2017 LTIP to further our goal of aligning executive compensation with long-term stockholder objectives.

The fees we paid Radford for services provided to the compensation committee in 2013 were approximately $8,000. We also paid Radford approximately $41,000 in fees for general employee compensation and benefits benchmarking data and services, as well as paying McLagan, a Radford affiliate and Aon Hewitt company, $25,750 for access to financial services compensation benchmark information. In 2014, we paid Radford $12,400 for access by our Human Resources department to Radford’s general employee compensation and benefits benchmarking data.

The compensation committee conducted an independence review of Radford pursuant to updated SEC requirements. The compensation committee reviewed the access fees and determined that they did not constitute a conflict of interest or prevent Radford from being objective in its work for the compensation committee. In addition, Radford affirmed to the compensation committee that it had policies and procedures in place to prevent conflicts of interest from arising, that the access fees discussed above represented an insignificant percentage of Radford’s revenue, that the Radford advisor serving the compensation committee did not own any of our common stock, and that it the lead advisor did not have any business or personal relationship with members of the compensation committee or our management.

As part of the independence review, the compensation committee also considered our business relationship with Aon Hewitt, an affiliate of Radford. Specifically, Aon Hewitt has an agreement with us whereby we provide independent investment advice to participants in employer-sponsored retirement plans where Aon Hewitt is the plan provider. The compensation committee considered the business relationship between us and Aon Hewitt, including fees received by us from Aon Hewitt as well as fees paid by us to Aon Hewitt, in determining whether it constituted a conflict of interest with respect to Radford and its work for the compensation committee. The compensation committee noted that the business relationship between us and Aon Hewitt was not related to the work being performed by Radford, that the fees paid by us represented an insignificant percentage of Aon Hewitt’s revenue, and that the Radford adviser serving the compensation committee had no involvement with respect to the business relationship between us and Aon Hewitt. Taking into account the foregoing, the compensation committee determined that the business relationship between us and Aon Hewitt did not present a conflict of interest with respect to Radford and its work for the compensation committee.

2013 Change of Compensation Consultant. In July 2013, in keeping with the authority granted the committee pursuant to its charter, the compensation committee reviewed alternative compensation consultants and determined to hire Semler Brossy to replace Radford. The compensation committee conducted an independence review of Semler Brossy pursuant to updated SEC and The NASDAQ Stock Market requirements. The compensation committee determined that there was no conflict of interest that would prevent Semler Brossy from being objective in its work for the compensation committee. In addition, Semler Brossy shared with the compensation committee the details of its policies and procedures in place to prevent conflicts of interest from arising, that the Semler Brossy advisors serving the compensation committee did not own any of our common stock, and that the lead advisor did not have any business or personal relationship with members of the compensation committee or our management.

The services provided by Semler Brossy included initial onboarding and review of past and current executive compensation programs, assisting in the selection of our peer group companies and applicable benchmarks for 2014 compensation; providing and interpreting compensation data to examine market-based pay levels, mix and programs covering the 2014 NEO compensation; and assisting in the review of the 2013 NEO compensation disclosure in this Proxy Statement. In addition, Semler Brossy conducted a detailed review of our share usage in support of our share request under Proposal 3 and reviewed and provided advice on director compensation. Fees paid to Semler Brossy for their work in 2013 were approximately $162,830.

Competitive Market Review for Fiscal 2013

For our cash compensation program, generally, we target to be within a range of the 25th and 50th percentiles of our peer group or market reference group, however, we may deviate from this target if we consider it necessary or competitively necessary to do so. In 2013, three of our NEOs fell within this range while our President and our Executive Vice President, Technology and Service Delivery were outside of this range. Because of the unique characteristics of our Company as an investment services provider as well as a technology company, it is difficult to select directly comparable companies of our segment and size. As a result, we use both technology and investment company comparables as sources to benchmark positions in our Company. These company profiles are also reflective of the recruiting market for talent for our business. Because the nature of our business and our approach to asset management differs from many of the comparable companies, we use the benchmark information to inform our decisions, in addition to information from our Human Resources team, as we recruit candidates.

The compensation committee has selected 19 peer companies for their relevance to our business profile and talent market. Compared to this peer group, overall, we ranked at approximately the 58th percentile for market capitalization and the 24th percentile for revenue. When these peer companies reported compensation during the 2012 proxy season for their named executive officers in positions comparable to our NEOs, we used that reported compensation information, including salary, incentives, equity awards and stock ownership, to help to determine our respective NEO compensation. The peer companies selected by the compensation committee and used to set executive compensation in 2013 are listed below.

Advent Software	Higher One Holdings*
athenahealth	LivePerson
Bazaarvoice*	LogMeIn
Blucora*	NetSuite
Bottomline Technologies*	OpenTable
CoStar Group	SolarWinds
DealerTrack	Support.com*
Demand Media	Ultimate Software Group
Ebix	Virtus Investment Partners*
Green Dot Corp*

*	Denotes a company added to the peer group used to set 2013 executive compensation.

In determining the peer group, the compensation committee factored in criteria applied by institutional investors in setting the revenue and market capitalization ranges. In selecting the actual companies, the compensation committee considered companies on a case-by-case basis given the unique nature of our business model and talent profile. As outlined above, due to our business, we need executive talent from both the software and financial services sector to meet our business challenges and drive our success.

To determine our competitive position, we benchmark our executive positions in marketing, technology and other non-financial services positions, to similar positions in the technology sector using the Radford Global Technology Survey, or the Radford Survey. Within the Radford Survey, we look at companies with revenues comparable to ours and which are focused on software-based products to reflect businesses of a similar size and complexity. For 2013, we used the Radford Survey, the McLagan Surveys, and the selected peer companies as input in establishing compensation and equity levels for our NEOs, as shown in the table below. However, from time to time, we may utilize other surveys as well for additional market information. For positions that can be filled by candidates in either the software industry or the financial services industry, we consider both benchmarks to provide a more appropriate comparison. Because relevant equity survey data is generally not available for positions in financial services, we utilize the data from the Radford Survey to establish our equity guidelines for all positions. Aligning our equity awards and benchmarks more closely to technology peers is reflective of our talent market overall, and the culture of our Company.

Name	Current Position	Benchmark Source
Non-Financial Services, Technology, Marketing

Jeffrey N. Maggioncalda	Chief Executive Officer	Compensation reported for comparable NEOs of peer companies

Raymond J. Sims	Executive Vice President, Chief Financial Officer and Chief Risk Officer	Radford Global Technology Survey: software, internet, e-commerce companies with revenue ranging from $75 million to $300 million

Lawrence M. Raffone	President

Garry W. Hallee	Executive Vice President, Technology and Service Delivery	Radford Global Technology Survey: software, internet, e-commerce companies with revenue ranging from $75 million to $300 million

Investment Services
Christopher L. Jones	Executive Vice President, Investment Management and Chief Investment Officer	McLagan Surveys: investment management companies with assets under management ranging from $15 billion to $45 billion

Executive Performance Goals

In addition to the compensation benchmarks described above, we factor executive performance goals into our broader pay decisions. Each executive officer has a set of departmental goals that are designed to facilitate the achievement of our Company goals. These goals, which typically relate to services, quality, customer service levels and financial management, include:

•	Financial goals to deliver on our revenue and expense plan;

•	Achievement of department budget and spending goals;

•	Meeting and achieving quality and performance metrics specific to the department;

•	On time, high-quality delivery of the services that the department provides; and

•	Meeting service level requirements to customers or other departments.

In addition to the department goals, the following executives have goals specific to their particular function. Performance relative to these goals and other factors, such as leadership, teamwork and commitment to our values comprise the overall performance rating, which is utilized by the compensation committee, along with market data, our overall financial results and performance, and salary increase budgets, to determine individual compensation increases for each executive.

2013 Position	Specific Goals
Chief Executive Officer	• Achieve overall Company performance and financial goals

Executive Vice President and Chief Financial Officer	• Monitor financial activities with the goal of achieving our financial plan • Lead development and execution of financial plan and operating processes

President

•   Achieve overall Company performance and financial goals

•   Achieve specified contract revenue, New Management Fee Run Rate and enrollment goals

•   Manage sales and marketing groups

•   Increase the active prospect funnel or pipeline

Executive Vice President, Investment Management and Chief Investment Officer

•   Manage assets for client portfolios, monitor investment management processes, and meet all advisory quality goals

•   Deliver investment methodology enhancements and functionality within defined timeframes

Executive Vice President, Technology and Service Delivery	• Deliver new services and upgrade releases within defined timeframes and specifications • Deliver customer rollouts on time and with a high level of customer satisfaction

Principal Elements of Executive Compensation

Our executive compensation program consists of three main elements: (1) base salary, (2) amounts earned under our cash incentive program, which may be adjusted by an individual performance factor, and (3) equity awards, which consist of annual grants as well as our 2013-2017 LTIP program. Approximately 75% to 80% of our NEO total compensation is at-risk pay tied to performance either in the form of cash or long-term incentives, to focus on both near-term and long-term performance.

Base Salaries. Base salaries are intended to provide our executives with a degree of financial certainty and stability that does not depend on our performance. In determining the base salaries for our Chief Executive Officer and other NEOs, the compensation committee reviews the overall scope of each officer’s responsibilities while taking into account the base salaries being paid by companies with which we compete for talent. The compensation committee reviewed 2012 executive performance and compensation before the 2013 fiscal year end and in conjunction with our financial planning process for 2013. Beginning in 2014, the compensation committee typically will conduct the executive performance evaluations and compensation reviews after the fiscal year end to ensure that the full prior fiscal year’s performance is considered when making compensation decisions. Base salary adjustments are based on market data, individual performance, individual experience, including prior experience as well as current job duties, our overall financial results and performance, and our overall budget for base salary increases.

The base salaries for 2013 were recommended by our compensation committee and approved by the independent members of our Board in February 2013 to be effective as of April 1, 2013. In February 2014, the compensation committee approved the base salaries for 2014, to be effective as of April 1, 2014. The base salaries for 2013 and 2014 are shown in the table below. These amounts were chosen in light of the following goals:

•	To bring executive pay more in line with our targeted competitive position for executive pay at comparable companies, as determined by market data provided by the benchmark sources described above.

•	To ensure competitiveness in attracting and retaining talent in key positions.

•	To reward performance based upon achievement of departmental and overall Company goals, including our financial metrics, as documented in annual performance evaluations.

2013-2014 Base Salaries
Name	Position	2013 Base Salary	2014 Base Salary	% Increase
Jeffrey N. Maggioncalda	Chief Executive Officer	$412,000	$420,000	1.9%

Raymond J. Sims	Executive Vice President, Chief Financial Officer (2013) and Chief Risk Officer (2014)	$283,900	$295,000	3.9%

Lawrence M. Raffone	President	$325,000	$330,000	1.5%

Christopher L. Jones	Executive Vice President, Investment Management and Chief Investment Officer	$329,000	$350,000	6.3%

Garry W. Hallee	Executive Vice President, Technology and Service Delivery	$290,300	$295,000	1.6%

Cash Incentive Plans. Our cash incentive plans are annual cash incentive programs for all regular employees, including our NEOs, principally designed to reward performance that furthers key corporate goals. In 2013, our senior executive officers, including our NEOs, were covered by our executive cash incentive plan, which uses only the objective criteria described below, which we call the “Company Performance Factor”. Our non-executive employees are covered by the employee cash incentive plan, which also uses the Company Performance Factor, as well as an individual performance measure. Collectively, we refer to these as the cash incentive plan when discussing their common design.

In considering the structure of the executive cash incentive plan for purposes of 2013 compensation, the compensation committee determined that the existing bonus plan design was effective and appropriate for 2013 and did not recommend altering the philosophy or the structure of the plan, other than to refine the definition of NNMFRR. The previous definition of NNMFRR included all annualized fees generated from new enrollees into our Professional Management program, and the compensation committee felt it was appropriate to subtract any voluntary cancellations from these revenues for 2013 to recognize the impact of Professional Management cancellations on revenue growth and overall company performance.

As to the financial metrics used in the executive cash incentive plan, at the beginning of each fiscal year, the compensation committee selects Company financial metrics and sets threshold and target levels based on the performance goals established through the annual planning process with our full Board. For fiscal year 2013, the metrics for the Company Performance Factor were as follows:

2013 Company Performance Factor
NNMFRR: Net New Management Fee Run Rate • 50% Weighting

•   Defined as annualized fees generated from net new 2013 enrollees into our Professional Management program, less all voluntary cancellations, compared to the Company goal for 2013.

•   Awards our executive officers for performance elements that are within their control and for which they are responsible.

•   Minimizes the impact of market performance on the actual bonus payments to our executive officers.

Adjusted EBITDA • 50% Weighting

•   Defined as net income before interest, taxes, depreciation, amortization (internal use software, direct response advertising, and commissions), and stock-based compensation expense, compared to the Company goal for 2013.

•   Reflects the elements of profitability that can be most directly impacted by employees.

•   Excludes certain expenses which arise as a result of financing decisions and actions by our Board that are beyond the control of the executives.

The target cash incentive payment was payable after year-end when we were able to calculate the achievement of NNMFRR and Adjusted EBITDA as of December 31, 2013 against the targeted levels. Both metrics were weighted equally in 2013 and were used to calculate the Company Performance Factor. The Adjusted EBITDA target level is adjusted for any accounting changes, as well as for any unanticipated unusual items approved by our Board, that cause the calculation of actual Adjusted EBITDA to differ from that used in the development of the goal.

If the threshold is not met, no incentive payments are made under the executive cash incentive plan. If the threshold is met, each participating executive officer is eligible to receive the cash incentive amount payable at the level of Company financial performance achieved using a linear scale calculation for achievement above the threshold. If the target level is exceeded, the actual cash incentive payments are adjusted upward based upon the level of Company financial performance achieved, again, based on a linear scale calculation. We believe this structure is consistent with our principle of ensuring that our employees share in our Company success. The exact payment amounts are calculated by first determining what we refer to as the “payout factor” for the NNMFRR metrics and the Adjusted EBITDA metric. Once the two payout factors are determined, the final Company Performance Factor is determined by taking the weighted average of those two numbers. The final Company Performance Factor, which is expressed as a percentage, is then multiplied by the respective executive’s target cash incentive amount to determine the final payment amount.

IPF Plan. Prior to 2013, the executive cash incentive program focused exclusively on annual financial objectives. In February 2013, the independent members of our Board, at the recommendation of the compensation committee, approved the IPF Plan. The purpose of the IPF Plan was to further incent the performance of selected executive officers to achieve specified goals, much like the non-executive cash incentive plan incorporates individual performance. The compensation committee designated the executive officers who were eligible participants under the IPF Plan and those executive officers were also eligible to earn amounts under our executive cash incentive plan.

Under the IPF Plan, the bonus target for each selected executive officer is a percentage of such individual’s base salary, with the bonus amount determined solely by individual achievement and dependent upon continued employment through the payment date. Individual achievement is determined by one or more individual performance factors, or the IPF metrics, relative to threshold and target individual performance goals as specified by the compensation committee. Specifically, each individual executive bonus amount may be increased by up to 20% of the executive officer’s base salary if the IPF metric is achieved at or above the specified target level, and zero if the IPF metric is not achieved at or above such target level. Further, if the IPF metric is achieved at less than the specified threshold level, the compensation committee has the discretion to reduce the executive officer’s bonus, if earned, under the executive cash incentive plan for the 2013 fiscal year by up to an amount equal to 20% of the executive officer’s base salary, pursuant to the compensation committee’s general discretion to reduce bonuses payable under the cash incentive plan. Target levels may be adjusted for any accounting changes or any unanticipated unusual items which cause the calculation of actual metrics to differ from that used in the development of the goal.

Under the IPF Plan, potential IPF metrics are the same as the potential performance-based compensation metrics under our 2009 Stock Incentive Plan, attached to this Proxy Statement, and may include asset retention rates, new management fee run rates, contract revenue, pipeline, and such other performance factors as may be specified by the compensation committee. The compensation committee retains the right to make changes or exceptions in the administration of the IPF Plan as advisable or required, and has discretion to adjust bonus payments downward, but not upward.

IPF PLAN EXAMPLE: Assuming an executive officer with a base salary of $200,000 and an incentive target of 50% of base salary, who earned $100,000 under the cash incentive plan.

IPF bonus potential equal to 20% of base salary: $200,000 x 20% = $40,000

•	IPF metric met at target: $40,000 additional payout. $100,000 cash incentive plan payout plus $40,000 = $140,000 payout

•	IPF metric threshold not met: $40,000 deduction. $100,000 cash incentive plan payout minus $40,000 = $60,000 payout

2013 Application of the Executive Cash Incentive Plan and IPF Plan. Each year, our compensation committee evaluates and determines appropriate incentive compensation levels. The target amounts for 2013 were determined by using the data from market surveys to identify the incentive percentage for each position that would put that position within the desired total cash compensation range of 25th and 50th percentiles of our peer group or market reference group. We also evaluated each incentive target in comparison to other executive positions within our Company and the relative value of each position to our Company. Once we determined the target amounts, we adjusted the incentive target to close the gap where appropriate, while maintaining affordability within our financial plan. The adjustment to incentive targets was effective January 1, 2013 to be consistent with our fiscal year. The incentive targets of our NEOs for 2013 are shown below.

2013 Cash Incentive Plan Targets
Name	2013 Position	2013 Incentive Target as a Percent of Base Salary (%)
Jeffrey N. Maggioncalda	Chief Executive Officer and Director	85%
Raymond J. Sims	Executive Vice President and Chief Financial Officer	55%
Lawrence M. Raffone	President	125%
Christopher L. Jones	Executive Vice President, Investment Management and Chief Investment Officer	140	%(1)
Garry W. Hallee	Executive Vice President, Technology and Service Delivery	45	%(1)

(1)	Subject to potential adjustment pursuant to an IPF metric.

Cash incentive payments for 2013 were calculated in 2014 based on our Company performance and, for our non-executive employees, individual performance, in accordance with the employee cash incentive plan. In total, approximately $7.2 million was paid in the aggregate to employees under our employee cash incentive plan for fiscal year 2013 and approximately $2.7 million was paid in the aggregate to senior executive officers, including our NEOs, under our executive cash incentive plan for fiscal year 2013. Our 2013 Company performance under the cash incentive plan is shown below.

2013 Cash Incentive Plan (values in $ millions)
	Plan Achievement Levels(1)				2013 Achievement
					Achievement
Metric	Weight	Threshold	Target	Maximum	Actual	Against Target	Payout Factor
Net New Management Fee Run Rate	50%	$22.5	$30.1	$45.0	$26.0	86.34%	72.67	%(2)
Adjusted EBITDA	50%	$52.5	$70.5	$105.0	$79.3	112.53%	125.07	%(3)
Company Performance Factor Payout %		50%	100%	200%			98.87	%(4)

(1)	No payouts are made for achievement below the threshold. Payouts are capped at 200% of threshold. Linear interpolation is applied between achievement levels.
(2)	Because achievement was above the threshold but below target, payout was calculated using straight line interpolation from 50%.
(3)	Because achievement was above the target, payout was calculated using straight line interpolation from 100%.
(4)	The average of the two payout factors.

In 2013, our Executive Vice President, Investment Management and Chief Investment Officer also had an IPF metric based upon a performance criteria of voluntary member cancellations in fiscal 2013. Because the threshold level for his IPF metric was not achieved for 2013, his bonus payment under the executive cash incentive plan was reduced by an amount equal to 20% of his base pay. Our Executive Vice President, Technology and Service Delivery, had a 2013 IPF metric based upon workplace integration new management fee run rate, which is annualized fees generated from new enrollees into our services through specific provider-integrated marketing and online tools that take place outside of scheduled enrollment campaigns. Because the level of achievement under this performance metric was above the threshold but below the target level, his executive cash incentive plan payment was not affected. The aggregate amounts paid to our NEOs are set forth in the 2013 “Summary Compensation Table.”

2014 Application of the Executive CIP. At the 2013 annual meeting, our stockholders approved the new 2014 Executive Cash Incentive Plan, or the Executive CIP. The Executive CIP combines into one single plan the ability to use Company performance metrics and individual performance metrics. As implemented by the compensation committee for fiscal 2014, the Executive CIP will continue to use our metrics of Adjusted EBITDA, which is unchanged from previous years, and a refined measure of Net New Management Fee Run Rate, or NNMFRR, which is annualized fees generated from new enrollees into the program during the award period, minus all voluntary and involuntary cancellations, including sponsor terminations, of members who enrolled during and prior to the award period, compared to the goal for 2014 to determine achievement for the 2014 bonus plan payment. The NNMFRR metric was altered to include involuntary cancellations, such as contract termination by a plan sponsor, to acknowledge the impact of all cancellations on company revenues. The plan performance thresholds and payout caps as a percentage of target remain unchanged.

In February 2014, after discussion and consultation with the CEO and President, the compensation committee determined that it would be appropriate to place a greater emphasis on the growth metric for 2014. Therefore, the weighting of the performance targets under the Executive CIP for 2014 will be 60% on NNMFRR and 40% on Adjusted EBITDA. These same Company performance factor metrics also apply to our employees under the employee cash incentive plan. Where an individual performance factor is utilized, the executive’s cash incentive payment may be adjusted upward or downward by an amount equal to 20% of base salary, as was done under the IPF Plan. The 2014 incentive targets of our NEOs for 2014 are shown below.

2014 Cash Incentive Plan Targets
Name	2014 Position	2014 Incentive Target as a Percent of Base Salary (%)
Jeffrey N. Maggioncalda	Chief Executive Officer and Director	85%
Raymond J. Sims	Executive Vice President, Chief Financial Officer and Chief Risk Officer	60%
Lawrence M. Raffone	President	125%
Christopher L. Jones	Executive Vice President, Investment Management and Chief Investment Officer	150	%(1)
Garry W. Hallee	Executive Vice President, Technology and Service Delivery	45%

(1)	Subject to potential adjustment pursuant to an IPF metric.

Equity Awards. We grant equity awards to our current and newly-hired executive officers to enable them to share in our success and to reinforce a corporate culture that aligns employee interests with stockholder interests. It has been our practice to periodically grant equity awards to employees, including executives, in recognition of performance and as an incentive for retention. Equity awards are determined as part of the total compensation awarded to employees, taking into account base salary and cash incentive plan payout potential. Grants were made under our 1998 Stock Option Plan before our initial public offering. Since the closing of our initial public offering, equity awards are made under the 2009 Stock Incentive Plan. The 2009 Stock Incentive Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock-based awards. The size of these grants are based on a number of factors, including an executive’s overall unvested share ownership, individual performance, as described above under “Base Salaries,” and changes in the scope of the individual’s position. The size and terms of any initial option grants to new employees, including executive officers, are based largely on competitive conditions and our own internal guidelines applicable to the specific position. The compensation committee approves stock award grant guidelines on an annual basis and monitors overall dilution levels. The exercise price of our option awards is not less than fair market value on the date of grant.

From 2005 to 2011, our practice had been to provide equity incentives principally in the form of stock option grants. Beginning with our annual grants in 2011, the compensation committee determined to grant a mix of stock options and RSUs to our continuing Section 16 executive officers, including the NEOs, as a way to balance risk and reward with retention. We believe that offering both stock options and RSUs has greater retentive value than either instrument issued separately and reduces the focus on short-term improvements in share price due to an over emphasis on stock options. We also continue to believe that stock options are an effective means to focus the NEOs on delivering long-term value to stockholders because options only have value to the extent that our stock increases in value from the grant date over time, while RSUs reward and retain the NEOs by offering them the opportunity to receive shares of our stock on the date the restrictions lapse. The Company has no minimum vesting periods for executive stock options or stock awards, and does not have holding or retention periods for exercised stock unit awards or stock options. Through 2012, our Section 16 executive officers received approximately 70% of their grant value in stock options and approximately 30% of their grant value in RSUs that vest over time.

Beginning in November, 2011, our standard stock option and RSU award agreements provide for accelerated vesting of a portion of the award upon the occurrence of specified events. The circumstances under which our outstanding awards may accelerate vesting are described below under “Potential Payments Upon Termination or Change in Control”.

Our stock options generally vest over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years. The RSUs generally vest over four years, with 25% vesting annually on the anniversary of the grant date. We generally intend to withhold shares from the vested awards having a fair market value equal to the amount necessary to satisfy the minimum statutory withholding amount. From time to time the compensation committee may grant options or RSUs with different vesting terms.

2013 Application of Equity Awards. In 2013, our compensation committee made two changes to our equity award practices. First, the compensation committee determined to move the annual executive equity grant from the third quarter of the year to the first quarter of the following year, after we announce our previous fiscal year financial results. Because of this change in timing, there was no regular grant made in 2013. The grant that would normally have been made in November 2013 was postponed to February 2014. Second, the compensation committee introduced the 2013-2017 LTIP for senior executive employees. The 2013-2017 LTIP was designed with aggressive performance metric targets to drive revenue growth and maximize profitability over 3-year and 5-year performance periods, using the metrics described in the table below. With respect to the metric based upon management fee run rate, the target represents a magnitude of growth in excess of our annual cash incentive plan targets and excludes any benefit from market increases over the performance periods. Similarly, the metric based upon adjusted earnings before interest, taxes, depreciation and amortization margin requires significant increased profitability over a multi-year timeframe. Our Section 16 officers received only the 2013-2017 LTIP awards in 2013 in lieu of our customary annual equity grants, with the exception of a promotional stock option grant to one of our new Section 16 officers who was not an NEO.

Our 2013-2017 LTIP is designed to provide long-term retention incentives for our executive officers, and also to drive consistent growth of our Company, aligning the interests of our executive officers and those of our stockholders. The 2013-2017 LTIP provides for the award of performance-based stock units, or PSUs, under the 2009 Stock Incentive Plan. Under the 2009 Stock Incentive Plan, the compensation committee may grant PSUs that require, as a condition to vesting, the achievement of one or more performance-based compensation metrics as listed in the plan document attached to this Proxy Statement.

Under the 2013-2017 LTIP, the target number of PSUs awarded to our executive officers will cliff vest only upon (1) the achievement of our market adjusted management fee run rate, or Market Adjusted MFRR, target and (2) the achievement of our adjusted earnings before interest, taxes, depreciation and amortization margin, or Adjusted EBITDA Margin, target with both performance metrics measured over a 3-year period and a 5-year period. The compensation committee chose the metrics of Market Adjusted MFRR and Adjusted EBITDA Margin as the 2013-2017 LTIP metrics because they objectively measure key performance elements for our business.

2013-2017 LTIP Performance Metrics
Market Adjusted MFRR: Market-Adjusted Management Fee Run Rate • 67% Weighting

•   Defined as annualized fees which would be generated from managed or advised assets or from financial planning services over the following twelve months, including those generated from enrollees into the professional management program, but excluding platform fees, set up fees and consulting fees.

•   The actual annualized fees will be market adjusted (to eliminate the impact of market gain or loss) for respective portions of AUM using a total return index for each of domestic equities, international equities and bonds.

•   Motivates our executives to drive revenue growth while adjusting for the effects of the market over time. It is weighted more heavily in the 2013-2017 LTIP to reflect our priorities as a growth company.

•   This metric differs from the NNMFRR measure used in the cash incentive plan because it measures all assets and adjusts for market effects whereas the cash incentive plan focuses solely on net new assets acquired during the year without adjusting for market changes.

Adjusted EBITDA Margin • 33% Weighting

•   Defined as net income before interest, taxes, depreciation, amortization (internal use software, direct response advertising, and commissions), and stock compensation expense for the applicable fiscal year, divided by revenue for such fiscal year.

•   Motivates our executives to maximize profitability. It is weighted less heavily in the 2013-2017 LTIP because we want to balance growth with profitability.

•   This metric differs from Adjusted EBITDA used in the cash incentive plan because it requires increased profitability over a multi-year timeframe rather than a single, annual dollar target.

Sixty percent of the PSUs are subject to performance during the 3-year period, and forty percent are subject to performance during the 5-year period. The minimum performance percentage for each of the Market Adjusted MFRR and Adjusted EBITDA Margin is 80% and the maximum performance percentage is 140% for all participants. The minimum achievement of 80% produces a vesting potential of 60%, while 100% achievement produces 100% vesting potential, increasing to a maximum of 140% vesting potential. Some PSUs could vest based on achievement of only one metric. If the minimum performance percentages of the internally-established goals are not achieved, no PSUs will vest for the participants. For purposes of determining the percentage of the award that has been earned for each 3-year and 5-year period, our achievement of the Market Adjusted MFRR will be assigned a weighting of 67% and our achievement of the Adjusted EBITDA Margin will be assigned a weighting of 33%. The metric for Market Adjusted MFRR is set assuming a flat market, and the metric for Adjusted EBITDA Margin is set assuming a growing market. The goals were designed to be long-term stretch objectives requiring extraordinary accomplishments by the team over the measurement period. The shares that may be earned during each 3-year and 5-year period are determined on a sliding scale of the target performance percentage actually achieved.

2013-2017 LTIP EXAMPLE: Assuming an executive officer with an 2013-2017 LTIP target of 106,600 shares, and achievement of metrics as shown below.

2013-2015 Performance Cycle (60% of Award)

•	Market Adjusted MFRR achievement percentage: 80% produces 60% payout factor

•	60% payout factor weighted at 67%

•	Adjusted EBITDA Margin achievement percentage: 100% produces 100% payout factor

•	100% payout factor weighted at 33%

•	Combined 73.33% payout factor

•	106,600 x 60% for 2013-2015 = 63,960 PSUs eligible to vest

•	63,960 PSUs x 73.33% payout factor = 46,902 PSUs vest

2013-2017 Performance Cycle (40% of Award)

•	Market Adjusted MFRR achievement percentage: 80% produces 60% payout factor

•	60% payout factor weighted at 67%

•	Adjusted EBITDA Margin achievement percentage: 100% produces 100% payout factor

•	100% payout factor weighted at 33%

•	106,600 x 40% for 2013-2017 = 42,640 PSUs eligible to vest

•	42,640 PSUs x 73.33% payout factor = 31,270 PSUs vest

Total PSUs Vested = 78,172

In May 2013, in consideration of their 2012 performance, their expected future performance, the retention value of remaining unvested equity awards, and the potential equity award level the NEOs could receive as a new hire at one of our peer companies, the compensation committee granted the following PSUs under our 2013-2017 LTIP.

2013-2017 LTIP Equity Grants
Name and Current Position	Performance Period	Estimated Future Payouts under the 2013-2017 LTIP (#)			3-Year Vesting at Target (#)	5-Year Vesting at Target (#)
		Threshold	Target	Maximum
Jeffrey N. Maggioncalda Chief Executive Officer	1/1/13-12/31/17	63,960	106,600	149,240	63,960	42,640

Raymond J. Sims Executive Vice President, Chief Financial Officer and Chief Risk Officer	1/1/13-12/31/17	25,620	42,700	59,780	25,620	17,080

Lawrence M. Raffone President	1/1/13-12/31/17	63,960	106,600	149,240	63,960	42,640

Christopher L. Jones Executive Vice President, Investment Management and Chief Investment Officer	1/1/13-12/31/17	32,880	54,800	76,720	32,880	21,920

Garry W. Hallee Executive Vice President of Technology and Service Delivery	1/1/13-12/31/17	32,880	54,800	76,720	32,880	21,920

The shares earned under the PSUs will vest on January 1 following the end of each of the 3-year and 5-year periods, contingent upon the participant still being employed by us on the date of vesting. To the extent that we fail to meet our performance targets for the applicable 3-year period and 5-year period, that portion of the shares underlying the PSUs will be canceled and will not vest. The compensation committee may, in its discretion, direct that the number of shares earned under the PSU be reduced below the amount as calculated above in its assessment of performance in relation to performance goals, or in light of other considerations the compensation committee deems relevant, provided that such discretion shall not be exercised in a purely subjective manner. Those considerations may include, by way of examples only, the participant’s failure to comply with our Code of Business Conduct and Ethics, our Insider Trading and Communications Policy, or the Confidential Information and Inventions Assignment Agreement between us and the participant and material restatement of any financial results based upon the participant’s willful misconduct or gross negligence (as determined by the compensation committee), or other irregular circumstances.

Further, the compensation committee may, in its discretion, increase the number of shares earned by any executive upon achievement of the designated targets, but only if the executive is not covered by Section 162(m) of the Code. Currently, all of the 2013-2017 LTIP participants are covered by Section 162(m) of the Code.

In the event there is a change of control, as defined in the 2009 Stock Incentive Plan, prior to completion of either the 3-year or 5-year period, the yearly performance metrics for the Market Adjusted MFRR and Adjusted EBITDA Margin will be assessed based on the year-end financials for the year immediately preceding the change of control as compared to modified yearly performance goals which were established in February 2013. If the compensation committee determines that the modified performance goals have been met, the PSUs will be earned on a pro rata basis in proportion to the number of days completed prior to the change of control as compared to the number of days in each of the remaining 3-year and 5-year periods. If, however, the compensation committee determines that the modified performance goals were not met, then the PSUs will be earned at 50% of the applicable target on a pro rata basis in proportion to the number of days completed prior to the change of control as compared to the number of days in each of the remaining 3-year and 5-year periods.

In considering the appropriate performance metric for the PSUs, the compensation committee, with the assistance of senior management, concluded that applicable Market Adjusted MFRR and Adjusted EBITDA Margin performance metrics should be the same for all participating executives. The compensation committee also considered the aggregate projected cost of the equity grants to the participating executives under Financial Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (FASB ASC Topic 718).

2014 Equity Awards. With respect to both our annual equity awards and the 2013-2017 LTIP, the compensation committee considers at least annually whether to approve specific long-term equity awards based on the recommendations of our Chief Executive Officer (except with respect to his own awards). When determining awards, the compensation committee considers factors such as the individual’s position with us, prior and expected future performance and responsibilities, our retention and succession needs, and the long-term incentive award levels for comparable executives and key employees at companies that compete with us for executive and managerial talent. The compensation committee also considers the total value of equity awards previously granted and the existing equity ownership of each executive officer when determining restricted stock award levels, with particular attention paid to the value of unvested awards. In addition, the compensation committee considers the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly-traded companies that compete with us for business and executive talent. The 2009 Stock Incentive Plan does not state a formulaic method for weighing these factors, nor does the compensation committee employ one.

In February 2014, the compensation committee approved the following grants of equity awards to NEOs, pursuant to the terms of the 2009 Stock Incentive Plan. These grants reflect our more usual annual granting practice, which was moved from November to February, and is anticipated to take place in the first quarter of the year going forward. The 2013-2017 LTIP performance award grant in 2013 was a special award meant to cover a

5-year period and should not be viewed as a customary annual award. As part of resuming an annual grant practice in 2014, the compensation committee reviewed trends among the Company’s peer group to understand how equity was being used in the industry. The perspective was that moving to an equal blend of options and RSUs removed some leverage for the equity program and was more aligned with market practice. Accordingly, the compensation committee determined to grant equity awards with approximately 50% of their grant value in stock options and approximately 50% of their grant value in RSUs, rather than the previous division of 70% stock options and 30% RSUs.

The non-qualified stock options have an exercise price equal to the closing price of the Company’s common stock on the date of grant. The options will vest over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years. The options will have a term of ten years and are subject to other terms set forth in the standard form of Stock Option Agreement. The restricted stock units will vest over four years, with 25% vesting annually on the anniversary of the grant date, subject to additional vesting and other terms that may apply as set forth in the standard form Restricted Stock Unit Agreement.

The grants shown below are 2014 equity awards and are not reflected in the “2013 Summary Compensation Table”.

2014 Equity Grants
Name	2014 Position	Total Equity Value ($)	50% Stock Options (#)(1)	50% RSUs (#)(2)
Jeffrey N. Maggioncalda	Chief Executive Officer and Director	$1,725,000	41,768	15,416
Raymond J. Sims	Executive Vice President, Chief Financial Officer and Chief Risk Officer	$850,000	20,582	7,597
Lawrence M. Raffone	President	$1,350,000	32,688	12,065
Christopher L. Jones	Executive Vice President, Investment Management and Chief Investment Officer	$1,100,000	26,635	9,831
Garry W. Hallee(3)	Executive Vice President, Technology and Service Delivery	—	—	—

(1)	Calculated using the Black-Scholes value at the close of market on February 24, 2014 and rounded up to the nearest full share. The options were granted on February 26, 2014.
(2)	Calculated using the fair market value of the Company’s stock, as defined in the 2009 Stock Incentive Plan, at the close of market on February 24, 2014 and rounded up to the nearest whole share. The RSUs were granted on February 26, 2014.
(3)	Mr. Hallee has informed us that he intends to leave the Company in 2014. He did not receive a grant in February 2014.

Equity Grants to New Executives. We also consider the potential terms and conditions that would be required to hire a potential new candidate at the executive officer level. We intend to continue to offer stock options, RSUs or other equity awards on an annual basis to our employees, including our NEOs, to encourage ownership of our common stock, recognize outstanding individual performance and provide a retention tool for key executives to the extent that stock options and other equity awards are subject to vesting over extended periods of time and provide for only a limited exercise period following termination of employment. The compensation committee may consider alternative forms of equity in the future, such as performance shares, or restricted stock units or awards with alternative vesting strategies based on the achievement of performance milestones or financial metrics.

Assessment of Risk

Our compensation program for our executive officers is designed such that it will not incentivize unnecessary risk-taking. The base salary component of our compensation program is a fixed amount and does not depend on performance. Our cash incentive program takes into account two metrics for most executives, thus diversifying the risk associated with a single performance metric, and we believe it does not incentivize our executive officers to focus exclusively on short-term outcomes. Our current performance-based plans each also maintain a threshold, to protect the Company in difficult times, and a cap, to not incentivize excessive risk taking. In choosing the metrics and setting the targets under the 2013-2017 LTIP, the compensation committee conducted a risk assessment that evaluated the performance measures against our business and financial goals, as well as our corporate governance and ethical standards. Our equity awards are limited by the terms of the 2009 Stock Incentive Plan to a fixed maximum specified in the plan, and are subject to vesting to align the long-term interests of our executive officers with those of our stockholders.

Individual Performance Review

We solicit feedback on our Chief Executive Officer annually from the individuals who report to him directly and each Board member. This information is collected and summarized by an outside consultant who is retained by management. The review is delivered to our Chief Executive Officer by the Chairman of the Board. Our directors also provide feedback from time to time to our Chief Executive Officer on an informal basis.

Our Chief Executive Officer is responsible for evaluating the performance of all executives on a regular basis. Performance is reviewed annually for NEOs, including performance relative to goals and objectives for the year, as appropriate. Our Chief Executive Officer conducts an annual performance review of each executive officer which includes overall performance for the previous fiscal year and performance relative to specific goals for each executive officer. The performance reviews serve as one of the considerations used by the compensation committee to determine base salary increases. Performance reviews are conducted around the time our Board typically sets the incentive bonus targets as part of finalizing the financial plan for the year.

Benefits

We provide the following benefits to our executives on the same basis as provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance;

•	medical and dependent care flexible spending account;

•	short-and long-term disability, accidental death and dismemberment;

•	a 401(k) plan, with Company match and our Professional Management services; and

•	employee assistance plan

We believe these benefits are consistent with companies with which we compete for employees.

Stock Ownership Guidelines

There are currently no equity ownership requirements or guidelines that our NEOs or other employees must meet or maintain.

Policy Regarding the Timing of Equity Awards

The compensation committee and senior management manage our stock option grant policies to align with governing regulations and good corporate practice. Subsequent to our initial public offering, we have considered the timing of stock option grants to executive officers in relation to the release of material non-public information. We also consider the timing of stock option grants or other equity awards in relation to our compensation packages as a whole. Beginning with the 2013-2017 LTIP grants in 2013, we intend to make executive equity awards in the first quarter of the year, following the release of our previous year-end earnings, to better align the level of equity grants with full fiscal-year performance of our Company and the executive officers.

We generally grant stock option or other equity awards to non-executive employees after we release our third-quarter earnings. Absent any major corporate events, the annual equity grants for both non-executives and executives will occur during an open trading window for our Company stock under our Insider Trading Policy, though, in its sole discretion, the compensation committee may determine to make the grants at a different time. Stock option grants or other equity awards to executives and other employees may also be made at other times of the year as the compensation committee feels is necessary for competitive or retention purposes, or for newly-hired executives or employees.

Policy Regarding Restatements

We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments, or “clawbacks”, following later restatements of financial results. Under those circumstances, our Board or compensation committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement, including the requirements of the Sarbanes-Oxley Act of 2002 and any policies adopted by our Board or compensation committee pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. This deduction limitation does not apply to certain types of compensation that qualify as performance-based compensation under Section 162(m). As a public company, we will generally consider whether a form of compensation will be deductible under Section 162(m) in determining executive compensation, though other factors will also be considered. The compensation committee may authorize compensation payments that do not comply with the exemptions to Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent.

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Financial Engines under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with Financial Engines’ management. Based on this review and these discussions, the compensation committee recommended to the Board of Directors of Financial Engines that the Compensation Discussion and Analysis be included in Financial Engines’ proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Respectfully submitted on March 10, 2014, by the members of the compensation committee of the Board of Directors:

Mr. Paul G. Koontz, Chairperson

Mr. Blake R. Grossman

Mr. Robert A. Huret

Dr. John B. Shoven

EXECUTIVE COMPENSATION

2013 Summary Compensation Table

The following table sets forth compensation earned for services rendered in all capacities to us for the years ended December 31, 2013, 2012 and 2011 for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers as of December 31, 2013, whom we refer to in this Proxy Statement as the NEOs.

Name & Principal Position	Year		Salary	Bonus	Stock Awards(1)		Option Awards(1)	Non-Equity Incentive Plan Compensation		All Other Compensation(2)	Total
Jeffrey N. Maggioncalda	2013		$405,250	—	$4,646,694	(3)	$—	$340,570		$7,650	$5,400,164	(6)
Chief Executive Officer	2012		$376,250	—	$391,465		$909,988	$290,465		$7,500	$1,975,668
	2011		$337,500	—	$579,455		$1,371,512	$280,098		$7,350	$2,575,915

Raymond J. Sims	2013		$277,440	—	$1,861,293	(3)	$—	$150,868		$7,650	$2,297,251	(6)
Executive Vice President, Chief Financial Officer and Chief Risk Officer	2012		$256,795	—	$203,467		$473,253	$133,196		$7,500	$1,074,211
	2011		$247,250	—	$170,478		$403,351	$128,249		$7,350	$956,678

Lawrence M. Raffone	2013		$325,000	—	$4,646,694	(3)	$—	$401,659		$7,650	$5,381,003	(6)
President	2012		$228,375	—	$521,778		$728,033	$591,243		$6,851	$2,076,280
	2011		$218,750	—	$170,478		$403,351	$926,616		$6,563	$1,725,758

Christopher L. Jones	2013		$323,250	—	$2,388,732	(3)	$—	$381,636	(5)	$7,650	$3,101,268	(6)
Executive Vice President, Investment Management and Chief Investment Officer	2012		$304,500	—	$219,199		$509,666	$411,380		$7,500	$1,452,245
	2011		$293,750	—	$170,478		$403,351	$411,394		$7,350	$1,286,323

Garry W. Hallee	2013		$287,850	—	$2,388,732	(3)	$—	$128,069		$7,650	$2,812,301	(6)
Executive Vice President, Technology and Service Delivery	2012	(4)	$—	—	$—		$—	$—		$—	$—
	2011		$270,000	—	$170,478		$403,351	$112,039		$7,350	$963,218

(1)	Consists of options, RSUs or PSUs. The value of the equity awards is based on the fair value of the award as of the grant date calculated in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718), excluding any estimate of future forfeitures. See Note 4 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2013, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a date in the future when a stock award vests or a stock option is exercised.
(2)	Represents amounts paid for 401(k) plan contribution matching program.
(3)	Represents the grant date fair value of the target achievement level of 2013-2017 LTIP PSUs, which are eligible to vest as to 60% and as to 40% of the award on January 1 following the end of each of the 3-year and 5-year performance periods, respectively, upon the achievement of specified performance conditions. The value of the equity awards is based on the fair value of the award as of the grant date of $43.59 per share calculated in accordance with ASC 718, excluding any estimate of future forfeitures. See Note 4 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2013, for the assumptions made in determining ASC 718 values. Based upon grant date fair value, the maximum potential values of the PSUs eligible for vesting by under the program would be as follows: Mr. Maggioncalda $6,505,372; Mr. Sims $2,605,810; Mr. Raffone $6,505,372; Mr. Jones $ 3,344,225; and Mr. Hallee $3,344,225. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a future date when a stock award vests. The actual number of the shares issued under these awards, if any, is based upon achieving pre-determined performance conditions. Further information regarding the PSUs is included in the “2013 Grants of Plan-Based Awards” and “2013 Outstanding Equity Awards at Fiscal Year-End” tables elsewhere in this Proxy Statement.
(4)	Our Executive Vice President, Technology and Service Delivery was not an NEO in 2012 so his compensation is not shown.
(5)	Includes a $65,800 reduction because the threshold achievement level for his IPF metric was not achieved.
(6)	Includes the grant date fair value of the 2013-2017 LTIP PSUs, which are eligible to vest as to 60% and as to 40% of the award on January 1 following the end of each of the 3-year and 5-year performance periods, respectively, upon the achievement of specified performance conditions. Consistent with SEC disclosure requirements, the Company is reflecting the full target value of the award under 2013 compensation in this proxy. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a future date when a stock award vests. The actual number of the shares issued under these awards, if any, is based upon achieving pre-determined performance conditions.

2013 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			Grant Date Fair Value of Stock and Option Awards ($)(5)
Name and Current Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey N. Maggioncalda		172,232	344,463	688,926
Chief Executive Officer	05/21/13				63,960	106,600	149,240	4,646,694
Raymond J. Sims		76,296	152,592	305,184
Executive Vice President, Chief Financial Officer and Chief Risk Officer	05/21/13				25,620	42,700	59,780	1,861,293
Lawrence M. Raffone		203,125	406,250	812,500
President	05/21/13				63,960	106,600	149,240	4,646,694
Christopher L. Jones		226,275	452,550	905,100
Executive Vice President, Investment Management and Chief Investment Officer	05/21/13				32,880	54,800	76,720	2,388,732

Garry W. Hallee		64,766	129,532	259,064
Executive Vice President of Technology and Service Delivery	05/21/13				32,880	54,800	76,720	2,388,732

(1)	Reflects the value of the potential payout targets set on February 14, 2013 for 2013 pursuant to the annual award program under our cash incentive plan. Actual payout amounts under this plan for 2013 are disclosed in the “2013 Summary Compensation Table.”
(2)	Actual payout of these awards, if any, are determined by the compensation committee after the end of the performance period depending on whether the performance criteria set forth in the cash incentive plan were met. Please see “Compensation Discussion and Analysis” for disclosure regarding material terms of the cash incentive plan.
(3)	The maximum bonus potential for NEOs under the cash incentive plan Company Performance Factor is 200%. The maximum potential for Mr. Jones was $970,900 due to his 2013 IPF Plan, under which his cash incentive plan payout could have been increased by up to 20% of his base salary if the IPF metric had been achieved at or above the specified target level.
(4)	Reflects the potential number of shares that are eligible to vest as to 60% and as to 40% of the award on January 1 following the end of each of the 3-year and 5-year performance periods, respectively, upon the achievement of specified performance conditions for 2013-2017 LTIP PSUs granted in 2013. The actual number of the shares issued under these awards, if any, is based upon achieving pre-determined performance conditions. Please see “Compensation Discussion and Analysis” for disclosure regarding material terms of the 2013-2017 LTIP.
(5)	Represents the grant date fair value of the target achievement level of 2013-2017 LTIP PSUs, which are eligible to vest as to 60% and as to 40% of the award on January 1 following the end of each of the 3-year and 5-year performance periods, respectively, upon the achievement of specified performance conditions. The value of the equity awards is based on the fair value of the award as of the grant date of $43.59 per share calculated in accordance with ASC 718, excluding any estimate of future forfeitures. See Note 4 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2013, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a future date when a stock award vests. The actual number of the shares issued under these awards, if any, is based upon achieving pre-determined performance conditions.

Narrative to 2013 Summary Compensation Table and Grants of Plan-Based Awards

Please see “Compensation Discussion and Analysis” above for a complete description of compensation plans pursuant to which the amounts listed under the 2013 Summary Compensation Table and the 2013 Grants of Plan-Based Awards table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis section also describes the equity awards.

Except as otherwise noted, all option awards vest over four years with 1/4th of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years. The RSUs generally vest over four years, with 25% vesting annually on the anniversary of the grant date.

2013 Outstanding Equity Awards at Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2013.

	Option Awards(1)				Stock Awards
Name and Current Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey N. Maggioncalda	2,347	—	$7.99	11/9/2019
Chief Executive Officer	302,485	—	$7.99	11/9/2019
	69,812	64,228	$21.39	11/18/2021
	23,486	63,234	$26.22	11/16/2022
					24,744	$1,719,213	106,600	(3)	$4,646,694	(4)

Raymond J. Sims	20,531	18,889	$21.39	11/18/2021
Executive Vice President, Chief Financial Officer and Chief Risk Officer	12,214	32,886	$26.22	11/16/2022	9,806	$681,321	42,700	(3)	$1,861,293	(4)

Lawrence M. Raffone	76,667	—	$7.50	9/19/2016
President	89,640	—	$6.51	11/11/2018
	87,485	—	$7.99	11/9/2019
	20,531	18,889	$21.39	11/18/2021
	18,790	50,590	$26.22	11/16/2022
					12,941	$899,141	106,600	(3)	$4,646,694	(4)

Christopher L. Jones	33,333	—	$3.00	1/30/2014
Executive Vice President, Investment Management and Chief Investment Officer	23,529	—	$4.25	3/23/2015
	13,333	—	$7.50	9/19/2016
	50,186	—	$7.50	9/19/2016
	15,360	—	$6.51	11/11/2018
	12,515	—	$7.99	11/9/2019
	87,485	—	$7.99	11/9/2019
	20,531	18,889	$21.39	11/18/2021
	13,153	35,417	$26.22	11/16/2022
					10,256	$712,587	54,800	(3)	$2,388,732	(4)

Garry W. Hallee	13,333	—	$7.50	9/19/2016
Executive Vice President of Technology and Service Delivery	12,515	—	$7.99	11/9/2019
	47,485	—	$7.99	11/9/2019
	25,000	—	$7.99	11/18/2019
	20,531	18,889	$21.39	11/18/2021
	11,274	30,356	$26.22	11/16/2022
					9,364	$650,611	54,800	(3)	$2,388,732	(4)

(1)	Except as otherwise noted, all option awards listed in the table vest over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years.
(2)	Reflects aggregate RSUs that vest over four years, with 25% vesting annually on the anniversary of the grant date. Calculated using the closing price of our common stock as of December 31, 2013 of $69.48.
(3)	Reflects the potential number of shares at the target level that are eligible to vest as to 60% and as to 40% of the award on January 1 following the end of each of the 3-year and 5-year performance periods, respectively, upon the achievement of specified performance conditions for 2013-2017 LTIP PSUs. The actual number of the shares issued under these awards, if any, is based upon achieving pre-determined performance conditions. Please see “Compensation Discussion and Analysis” for disclosure regarding material terms of the 2013-2017 LTIP.
(4)

Represents the grant date fair value of the target achievement level of 2013-2017 LTIP PSUs, which are eligible to vest as to 60% and as to 40% of the award on January 1 following the end of each of the 3-year and 5-year performance periods, respectively, upon the achievement of specified performance conditions. The value of the equity awards is based on the fair value of the award as of the grant date of $43.59 per share calculated in accordance with ASC 718, excluding any estimate of future forfeitures. See Note 4 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2013, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a future date when a stock award vests. The actual number of the shares issued under these awards, if any, is based upon achieving pre-determined performance conditions.

2013 Option Exercises and Stock Vested

The following table sets forth the number of shares acquired upon exercise of options and vesting of restricted stock units and restricted stock by each NEO during 2013.

	Option Awards		Stock Awards
Name and Current Position	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Jeffrey N. Maggioncalda	522,772	$18,745,963	10,504	$629,781
Chief Executive Officer

Raymond J. Sims	120,000	$4,587,580	3,932	$235,574
Executive Vice President, Chief Financial Officer and Chief Risk Officer

Lawrence M. Raffone President	27,710	$1,625,891	12,937	$851,074

Christopher L. Jones	132,000	$5,117,676	4,082	$244,537
Executive Vice President, Investment Management and Chief Investment Officer

Garry W. Hallee	259,725	$10,006,487	3,784	$226,731
Executive Vice President of Technology and Service Delivery

(1)	Value realized is based on the market value of our common stock on the date of exercise minus the exercise price.
(2)	Value realized is based on the market value of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

Our offer letter to Mr. Raffone, our President, provides for certain change of control benefits if his employment is involuntarily terminated during the 12-month period commencing 30 days prior to a change in control. Under the terms of his offer letter, any unvested options held by him that would otherwise have vested during the one-year period following the date of termination will become vested on the termination date.

Prior to November 18, 2011, the form of Stock Option Agreement used for our NEOs provided for accelerated vesting if the executive officer was involuntarily terminated within two months prior to a change in control of our Company or involuntarily terminated within 12 months following a change in control of our Company. Under the new form of Stock Option Agreement and the form of RSU Award and Agreement, pursuant to which awards were made on or after November 18, 2011, if a named executive officer or any other employee holding such an outstanding grant is involuntarily terminated within 12 months following a change in control of our Company or upon the death or permanent and total disability (as defined in the 2009 Stock Incentive Plan) of the named executive officer or such other employee, then the vesting of the award will accelerate with respect to the number of shares that would have vested within the 12 months following the change in control, death or permanent and total disability, as the case may be. A change in control for these purposes is as defined in the 2009 Stock Incentive Plan.

Pursuant to the awards made on and after November 18, 2011, “Involuntary Termination” means, following a change in control and without the awardee’s express written consent: a relative, material diminution of the awardee’s authority, duties, position or responsibilities; a material reduction in the awardee’s base salary or bonus opportunity; the relocation of the awardee’s principal place of employment by more than fifty (50) miles; or any purported termination of the awardee’s service which is not effected for cause. In the event of a termination under the conditions described above, other notice and remedy provisions also apply. A termination due to death or disability shall not be considered an Involuntary Termination.

Termination and Change of Control Table

For each of the NEOs, the table below estimates the amount of compensation that would be paid in the event that a change of control of our Company occurs and the executive is terminated without cause or involuntarily terminated as described above, or in cases of death or disability. The amounts shown assume that each of the terminations was effective December 31, 2013. The amounts are calculated using the value of unvested RSUs and the in-the-money value of unvested options as of December 31, 2013, the last business day of our last completed fiscal year, using the closing price of our common stock of $69.48.

Name	Current Position	Potential Payments upon Involuntary Termination, Death or Disability
Jeffrey N. Maggioncalda	Chief Executive Officer	$3,279,191
Raymond J. Sims	Executive Vice President, Chief Financial Officer and Chief Risk Officer	$1,234,879
Lawrence M. Raffone	President	$1,570,074
Christopher L. Jones	Executive Vice President, Investment Management and Chief Investment Officer	$1,282,850
Garry W. Hallee	Executive Vice President of Technology and Service Delivery	$1,187,046

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Financial Engines under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Financial Engines’ accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Financial Engines’ independent accountants and reviewing their reports regarding Financial Engines’ accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. Financial Engines’ management is responsible for preparing Financial Engines’ financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by Financial Engines’ management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that Financial Engines’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The audit committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the independent registered public accountants provided to the audit committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the audit committee and the independent registered public accountants have discussed such accountants’ independence from Financial Engines and its management, including the matters in those written disclosures. Additionally, the audit committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The audit committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The audit committee has discussed with Financial Engines’ internal and independent registered public accountants, with and without management present, their evaluations of Financial Engines’ internal accounting controls and the overall quality of Financial Engines’ financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in Financial Engines’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

Respectfully submitted on February 11, 2014 by the members of the audit committee of the Board of Directors:

Ms. Heidi K. Fields, Chairperson

Mr. Joseph A. Grundfest

Mr. Robert A. Huret

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

The audit committee, which is composed entirely of independent directors, has selected KPMG LLP as independent accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending December 31, 2014. Our Board has endorsed this appointment. Ratification of the selection of KPMG LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, our Board and the audit committee will reconsider whether or not to retain KPMG LLP, but may retain KPMG LLP. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of Financial Engines and its stockholders. KPMG LLP previously audited our consolidated financial statements during the three fiscal years ended December 31, 2011, 2012 and 2013. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Required Vote

Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment.

Our Board recommends a vote FOR the ratification of KPMG LLP as our independent registered public accountants.

Principal Accounting Fees and Services

Aggregate fees for professional services rendered for us by KPMG LLP for the years ended December 31, 2012 and 2013, were as follows, all of which were approved by the audit committee:

Services Provided	2012	2013
Audit Fees	$1,327,000	$1,424,000
Audit-Related Fees	84,000	85,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,411,000	$1,509,000

Audit Fees. The aggregate fees billed for the years ended December 31, 2012 and 2013 were for professional services rendered for the audits of our consolidated financial statements, reviews of our interim consolidated financial statements, services rendered in connection with our SEC filings and other matters related to SEC rules and regulations.

Audit-Related Fees. The aggregate fees billed for the years ended December 31, 2012 and 2013 were for professional services related to our Service Organization Controls 2 reports.

Tax Fees. For the fiscal years ended December 31, 2012 and 2013, there were no fees billed by KPMG LLP for professional services rendered under “Tax Fees” above.

All Other Fees. For the fiscal years ended December 31, 2012 and 2013, there were no fees billed by KPMG LLP for professional services rendered under “All Other Fees” above.

Audit Committee Pre-Approval Policies and Procedures

The audit committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the audit committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services.

During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, the audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

PROPOSAL 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR

2009 STOCK INCENTIVE PLAN

TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR

ISSUANCE THEREUNDER

We are asking our stockholders to approve the amendment and restatement of our 2009 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder by 2 million shares from 6,760,527 shares to 8,760,527 shares. All other provisions of the 2009 Stock Incentive Plan will remain in full force and effect. On March 18, 2014, our Board approved the amendment and restatement of the 2009 Stock Incentive Plan, which, subject to stockholder approval, approved the increase set forth above, and we are seeking stockholder approval for these changes.

We established the 2009 Stock Incentive Plan on November 18, 2009, and it became effective immediately prior to our initial public offering on March 16, 2010. The 2009 Stock Incentive Plan was subsequently amended and restated by our Board on December 31, 2010, December 8, 2011 and February 14, 2013, and was most recently amended and restated on March 18, 2014. The purpose of the 2009 Stock Incentive Plan is to promote our long-term success and the creation of stockholder value by (a) encouraging our employees, outside directors and consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualifications and (c) linking our employees, outside directors and consultants directly to stockholder interests through increased stock ownership. The 2009 Stock Incentive Plan authorizes the issuance of options to purchase shares of common stock and the grant of restricted shares, stock units and stock appreciation rights and cash-based awards.

The Board believes that the number of shares remaining available for issuance under the 2009 Stock Incentive Plan is inadequate to achieve the purpose of the 2009 Stock Incentive Plan to promote our long-term success and create stockholder value. After forecasting our anticipated growth rate for the next few years, we believe that the total of 2 million new shares will be sufficient for at least two years’ worth of equity grants under our current compensation program. We anticipate returning to the stockholders for additional shares in 2016, but may elect to do so sooner if our growth plan accelerates or other conditions merit requesting more shares. We believe equity incentive compensation is a critical component to our compensation practices and allows us to incent our employees and more closely align their efforts with the creation of long-term stockholder value. In order to continue with our equity compensation practices, we feel it is important for stockholders to approve the proposed increase in shares available for grant under our 2009 Stock Incentive Plan.

Key Data

The following table includes information regarding outstanding equity awards and shares available for future awards under the 2009 Stock Incentive Plan as of February 28, 2014:

Total shares underlying outstanding options	3,883,162
Weighted average exercise price of outstanding options	$21.62
Weighted average remaining contractual life of outstanding option, in years	6.80
Total shares underlying outstanding unvested incentive stock awards, RSUs and PSUs	1,035,119
Total shares currently available for grant (options, stock awards, RSUs and PSUs)	2,448,647

Broad-based equity compensation is an essential and long-standing element of our culture and success. It continues to be critical to attracting and retaining the most talented employees and consultants. The table below sets out historical share usage under our 2009 Stock Incentive Plan for each of the last three fiscal years.

	2011	2012	2013
Stock Options
Grants	846,180	1,101,425	603,656
Forfeitures	(154,545)	(269,474)	(238,020)

RSUs and PSUs
Grants	307,750	347,190	617,625
Forfeitures	(2,290)	(21,591)	(48,214)

Net Shares Granted	997,095	1,157,550	935,047
Weighted Average Common Shares Outstanding	44,783,000	46,741,000	49,512,000
Burn Rate (Net)	2.23%	2.48%	1.88%

Summary of the 2009 Stock Incentive Plan

The following summary of the material features of the 2009 Stock Incentive Plan is qualified by reference to the terms of the 2009 Stock Incentive Plan, the full text of which is attached to this Proxy Statement as Appendix A in substantially the form in which it will take effect if this Proposal 3 is approved by the stockholders. The 2009 Stock Incentive Plan has also been filed electronically with the Securities and Exchange Commission together with this Proxy Statement, and can be accessed on the SEC’s website at www. sec. gov.

If stockholder approval of this proposal is not obtained, no additional grants of options to purchase shares of common stock, stock appreciation rights, restricted shares or stock units under the 2009 Stock Incentive Plan in excess of those authorized for issuance prior to the amendment and restatement would be made.

Administration. The compensation committee of our Board administers the 2009 Stock Incentive Plan, including the determination of the recipient of an award, the number of shares subject to each award, whether an option is to be classified as an incentive stock option or nonstatutory option, and the terms and conditions of each award, including the exercise and purchase prices and the vesting or duration of the award.

At the discretion of our Board, the compensation committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, or solely of two or more “outside directors” within the meaning of Section 162(m). Our Board may appoint one or more separate committees of our Board, each consisting of one or more members of our Board, to administer the 2009 Stock Incentive Plan with respect to employees who are not subject to Section 16 of the Exchange Act. Subject to applicable law, our Board may also authorize one or more officers to designate employees, other than employees who are subject to Section 16 of the Exchange Act, to receive awards under the 2009 Stock Incentive Plan and/or determine the number of such awards to be received by such employees subject to limits specified by our Board.

Eligibility. Our officers and employees and those of our subsidiaries are eligible to participate in the 2009 Stock Incentive Plan. Our directors and other persons that provide consulting services to us and our subsidiaries and affiliates are also eligible to participate in the 2009 Stock Incentive Plan. The term subsidiary is used in this summary to refer to any corporation, if we or one or more other subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. The term affiliate is used in this summary to refer to any entity other than a subsidiary, we or one or more subsidiaries own not less than 50% of such entity. As of December 31, 2013, approximately nine executive officers, 430 employees, and eight non-employee directors were eligible to be considered for the grant of awards under the 2009 Stock Incentive Plan. Although consultants are eligible to receive awards under the 2009 Stock Incentive Plan, our current consulting arrangements do not provide for any equity awards.

Automatic Grants to Directors. A non-employee director is automatically granted an initial option to purchase 25,000 shares upon becoming a member of our Board. On the first business day following each of our regularly-scheduled annual meetings of stockholders, beginning with the 2014 Annual Meeting, each non-employee director is automatically granted an RSU award with a value of $200,000, rounded up to the nearest whole share, provided the director has served on our Board for at least six months. The initial option vests and becomes exercisable pursuant to the same schedule generally applicable to employees, which is currently: vesting over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years. The annual RSU vests pursuant to the same schedule generally applicable to employees, which is currently: 1/4th of the shares vesting on each anniversary of the date of grant. The options granted to non-employee directors will have a per-share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant. These options and RSU will become fully vested if a change in control occurs.

Authorized Shares. Under the 2009 Stock Incentive Plan, 6,760,527 shares of our common stock are currently authorized for issuance, and if the stockholders approve this Proposal 3, 8,760,527 shares would be available for issuance. In addition, shares originally reserved for issuance under our 1998 Stock Plan but which are not subject to outstanding options on the effective date of the 2009 Stock Incentive Plan, and shares subject to outstanding options under our 1998 Stock Plan on the effective date of the 2009 Stock Incentive Plan that are subsequently forfeited or terminated for any reason before being exercised, up to a number of additional shares not to exceed an aggregate of 2,000,000 shares currently (4,000,000 shares if this Proposal 3 is approved) will again become available for awards under the 2009 Stock Incentive Plan.

Shares subject to awards granted under the 2009 Stock Incentive Plan that expire unexercised, are forfeited or terminated before being exercised or settled, or are not delivered to the participant because such award is settled in cash will again become available for issuance under the 2009 Stock Incentive Plan. Shares tendered or withheld to satisfy the exercise price or tax withholding obligation related to an award will not again become available for issuance under the 2009 Stock Incentive Plan, and the full number of shares subject to a stock appreciation right settled by the issuance of shares shall be counted against the number of shares available for award under the 2009 Stock Incentive Plan, regardless of the number of shares actually issued upon settlement of the stock appreciation right. In addition, any shares granted in connection with stock options or stock appreciation rights will reduce the shares remaining available for issuance under the 2009 Stock Incentive Plan on a one-for-one basis. Shares granted in connection with stock unit or restricted share awards on or after February 14, 2013 and before March 18, 2014, are counted against this limit as 1.72 shares for every one share granted. Correspondingly, forfeitures of such share awards will be credited back to the 2009 Stock Incentive Plan as 1.72 shares for each share forfeited. Shares granted in connection with such share awards granted on or after March 18, 2014 are counted against this limit as 1.8 shares for every one share granted. Correspondingly, forfeitures of such share awards will be credited back to the 2009 Stock Incentive Plan as 1.8 shares for each share forfeited.

No participant in the 2009 Stock Incentive Plan can receive option grants or stock appreciation rights for more than an aggregate of 500,000 shares in any calendar year, except in the participant’s first year of employment in which the participant may receive stock options or stock appreciation rights for up to an aggregate of 1,000,000 shares. With respect to stock unit or restricted share awards intended to qualify as “performance-based compensation” under Section 162(m), no participant may receive awards under the 2009 Stock Incentive Plan that relate to an aggregate of more than 500,000 shares in any calendar year, or more than two times this amount in the first year of employment, and the maximum aggregate amount of cash that may be payable under cash-based awards intended to qualify as “performance-based compensation” granted to a participant under the 2009 Stock Incentive Plan in any calendar year is $1,000,000.

The closing price for our common stock on The NASDAQ Global Select Market as of February 28, 2014, was $56.51 per share.

Types of Awards

•	Stock Options. A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under the 2009 Stock Incentive Plan, incentive stock options and nonstatutory options must be granted with an exercise price of at least 100% of the fair market value of our common stock on the date of grant. Incentive stock options granted to any holder of more than 10% of the voting shares of our Company must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant. No incentive stock option can be granted to an employee if as a result of the grant, the employee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value in excess of $100,000, based on the value of the stock on the date of grant. The stock option agreement specifies the date when all or any installment of the option is to become exercisable. Our option agreements have generally provided that 1/4th of the total number of shares subject to the option will vest and become exercisable 12 months after the vesting commencement date, and the remaining options will vest and become exercisable at a rate of 1/48th of the total number of shares subject to the option each month thereafter subject to continued service. Each stock option agreement sets forth the term of the options, which is prohibited from exceeding 10 years (five years in the case of an incentive stock option granted to any holder of more than 10% of our voting shares), and the extent to which the optionee will have the right to exercise the option following termination of the optionee’s service with the Company. Payment of the exercise price may be made in cash or cash equivalents or, if provided for in the stock option agreement evidencing the award, (i) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (ii) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to us in payment of the aggregate exercise price, (iii) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to us in payment of the aggregate exercise price, (iv) by delivering a full-recourse promissory note, (v) by having the Company withhold shares issuable upon exercise pursuant to a “net exercise,” or (vi) by any other form that is consistent with applicable laws, regulations and rules.

•	Restricted Stock. Restricted stock is a share award that may be subject to vesting conditioned upon continued service, the achievement of performance objectives or the satisfaction of any other condition as specified in a restricted stock agreement. Participants who are granted restricted stock awards generally have all of the rights of a stockholder with respect to such stock, other than the right to transfer such stock prior to vesting. Subject to the terms of the 2009 Stock Incentive Plan, the compensation committee will determine the terms and conditions of any restricted stock award, including any vesting arrangement, which will be set forth in a restricted stock agreement to be entered into between us and each recipient. Restricted stock may be awarded for such consideration as the compensation committee may determine, including without limitation cash, cash equivalents, full-recourse promissory notes or future services or services rendered prior to the award (without a cash payment by the recipient).

•	Restricted Stock Units. RSUs give recipients the right to acquire a specified number of shares of stock at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the compensation committee and as set forth in a restricted stock unit agreement. Unlike restricted stock, the stock underlying RSUs will not be issued until the RSUs have vested and are settled, and recipients of stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. However, at the discretion of the compensation committee, any stock unit may entitle the holder to be credited with an amount equal to all cash dividends paid on one share of our common stock while the stock unit is outstanding, subject to the vesting conditions applicable to the underlying stock units. The compensation committee may elect to settle vested RSUs in cash or in common stock or in a combination of cash and common stock. Subject to the terms of the 2009 Stock Incentive Plan, the compensation committee will determine the terms and conditions of any RSU award, which will be set forth in a restricted stock unit agreement to be entered into between us and each recipient.

•	Stock Appreciation Rights. Stock appreciation rights may be granted independently or in combination with an award of stock options. Stock appreciation rights typically will provide for payments to the recipient based upon increases in the price of our common stock over the exercise price of the award. The exercise price of a stock appreciation right will be determined by the compensation committee, which shall not be less than the fair market value of our common stock on the date of grant. The compensation committee may elect to pay stock appreciation rights in cash or in common stock or in a combination of cash and common stock.

•	Cash-Based Awards. The compensation committee may grant cash-denominated awards in such amounts and upon such terms as the committee may determine. Payment with respect to a cash-based award may be made in cash or in shares, as the compensation committee determines.

•	Performance Based Awards. The compensation committee may grant stock unit and restricted share awards and cash-based awards that are intended to qualify as “performance-based compensation” exempt from the tax deduction limitations of Section 162(m).

To qualify as “performance-based compensation,” the number of shares or other benefits granted, issued, retainable or vested under an award shall be subject to the attainment of pre-established, objective performance goals for a specified period of time relating to one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the individual or to us as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, or on the basis of any other specified period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, and subject to specified adjustments, in each case as specified by the compensation committee in the award:

•	cash flow;

•	earnings per share;

•	adjusted earnings per share (adjusted net income divided by the weighted average of dilutive common share equivalents outstanding);

•	earnings before interest, taxes, depreciation and amortization, or EBITDA;

•	adjusted EBITDA (net income before interest, taxes, depreciation, and amortization (internal use software, direct response advertising, and commissions), and non-cash stock-based compensation expense);

•	EBITDA margin (EBITDA/total revenue);

•	adjusted EBITDA margin (adjusted EBITDA/total revenue);

•	income or net income;

•	adjusted net income (net income before non-cash stock-based compensation expense, net of tax and other specified items);

•	return on equity;

•	total stockholder return;

•	share price performance;

•	return on capital;

•	return on assets or net assets;

•	revenue;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin or profit margin;

•	return on operating revenue;

•	return on invested capital;

•	market segment shares;

•	costs;

•	expenses;

•	regulatory body approval (including without limitation for commercialization of a product);

•	implementation or completion of critical projects;

•	management fee run rate, or MFRR (annualized fees which would be generated from managed or advised assets or from financial planning services over the following twelve months or other specified period, including those generated from enrollees into the professional management program, but excluding platform fees, set up fees and consulting fees);

•	market adjusted MFRR;

•	new MFRR;

•	net new MFRR (new MFRR net of voluntary cancellations);

•	assets under management;

•	asset retention rates;

•	sales or other contract revenue;

•	number of media impressions;

•	customer satisfaction;

•	economic value added measurements;

•	sales pipeline; or

•	employee turnover.

The compensation committee may appropriately adjust any evaluation of performance under a qualifying performance criteria to exclude any of the following:

•	asset write-downs;

•	litigation or claims judgments or settlements;

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs;

•	any extraordinary nonrecurring items as determined under generally accepted accounting principles and/or described in managements’ discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year;

•	the dilutive and/or accretive effects of acquisitions or joint ventures;

•	the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends;

•	the effects of stock based compensation; and

•	costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles.

The compensation committee may also assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture.

The compensation committee shall determine the qualifying performance criteria not later than the 90th day of the performance period, and shall determine and certify, for each participant, the extent to which the qualifying performance criteria have been met. The compensation committee may not in any event increase the amount of compensation payable under the 2009 Stock Incentive Plan upon the attainment of a pre-established qualifying performance goal to a participant who is a “covered employee” within the meaning of Section 162(m).

Amendment and Termination. The 2009 Stock Incentive Plan terminates on February 13, 2023. Our Board may amend or terminate the plan at any time, subject to stockholder approval where required by applicable law. Any amendment or termination may not impair the rights of holders of outstanding awards without their consent.

Plan Features. Under the 2009 Stock Incentive Plan:

•	Unless the agreement evidencing an award expressly provides otherwise, no award granted under the plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), other than by will or the laws of descent and distribution.

•	In the event of a recapitalization, stock split or similar capital transaction, we will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2009 Stock Incentive Plan, including the limitations on awards given to an individual participant in any calendar year and the number of nonstatutory stock options automatically granted to outside directors and other adjustments in order to preserve the benefits of outstanding awards under the 2009 Stock Incentive Plan.

•	Generally, if we merge with or into another corporation, we will provide for full exercisability or vesting and accelerated expiration of outstanding awards or settlement of the intrinsic value of the outstanding awards in cash or cash equivalents followed by cancellation of such awards unless the awards are continued if we are the surviving entity, or assumed or substituted for by any surviving entity or a parent or subsidiary of the surviving entity.

•	If we are involved in an asset acquisition, stock acquisition, merger or similar transaction with another entity, the compensation committee may make awards under the 2009 Stock Incentive Plan by the assumption, substitution or replacement of awards granted by another entity. The terms of such assumed, substituted or replaced awards will be determined by the compensation committee, in its discretion.

Promotion of Good Corporate Governance Practices. The 2009 Stock Incentive Plan also includes a number of responsible corporate governance provisions. These include, but are not limited to, the following:

•	No Discounted Options. Stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•	No Evergreen Provision. In 2013 we discontinued the “evergreen” provision which automatically added additional shares to the plan each year.

•	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the compensation committee of our Board.

•	No Tax Gross-ups. The 2009 Stock Incentive Plan does not provide for any tax gross-ups.

Summary of Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2009 Stock Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code of 1986, as amended. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by our Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code of 1986, as amended.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Non-Qualified Stock Options. Options not designated or qualifying as incentive stock options will be non-qualified stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a non-qualified stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a non-qualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to our Company with respect to the grant of a non-qualified stock option or the sale of the stock acquired pursuant to such grant.

Restricted Stock Awards. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards. There are no immediate tax consequences of receiving an award of RSUs. A participant who is awarded RSUs generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Stock Appreciation Rights. In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Cash-Based Awards. A participant will generally recognize income upon the settlement of a cash-based award equal to the amount of cash received and the fair market value of any unrestricted shares received.

Section 409A

Section 409A of the Internal Revenue Code of 1986, as amended, or Section 409A, provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2009 Stock Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have withholding and reporting requirements with respect to such amounts.

Tax Effect for our Company

We generally will be entitled to a tax deduction in connection with an award under the 2009 Stock Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income. Section 162(m) limits our compensation deduction to $1,000,000 paid in any tax year to any “covered employee” as defined under Section 162(m). This deduction limitation does not apply to certain types of compensation that qualify as performance-based compensation. The 2009 Stock Incentive Plan permits, but does not require, us to grant performance-based awards under the plan that qualify for the exemption from the tax deduction limitation. If, and to the extent that, the 2009 Stock Incentive Plan payments satisfy the requirements of Section 162(m) and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

New Plan Benefits

The number of awards that an employee, director or consultant may receive under the 2009 Stock Incentive Plan is in the discretion of the administrator and therefore cannot be determined in advance, therefore the following table sets forth: (i) the aggregate number of shares of common stock subject to options granted under the 2009 Stock Incentive Plan during 2013 to each of our NEOs; executive officers, as a group; directors who are not executive officers and consultants, as a group; and all employees who are not executive officers, as a group; (ii) the average per share exercise price of such options; and (iii) the aggregate number of RSUs or PSUs granted under the 2009 Stock Incentive Plan during 2013 to each of our NEOs; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers and consultants, as a group.

For further information, see “Executive Compensation — 2013 Summary Compensation Table,” “— 2013 Grants of Plan-Based Awards,” “— 2013 Outstanding Equity Awards at Fiscal Year-End” and “— 2013 Option Exercises and Stock Vested.”

	Number of Shares Subject to Stock Options (#)			Average Per Share Exercise Price of Stock Option(1) ($)		Number of Shares Subject to RSUs and PSUs (#)
Name of Individual or Group	2013		Through Feb. 28, 2014	2013	Through Feb. 28, 2014	2013	Through Feb. 28, 2014
Jeffrey N. Maggioncalda, Chief Executive Officer	0		41,768	—	$55.96	106,600	15,416
Raymond J. Sims, Executive Vice President, Chief Financial Officer and Chief Risk Officer	0		20,582	—	$55.96	42,700	7,597
Lawrence M. Raffone, President	0		32,688	—	$55.96	106,600	12,065
Christopher L. Jones, Executive Vice President, Investment Management and Chief Investment Officer	0		26,635	—	$55.96	54,800	9,831
Garry W. Hallee, Executive Vice President, Technology and Service Delivery(3)	0		0	—		54,800	0
All executive officers, as a group	17,564	(2)	161,143	—	$55.96	414,300	59,477
All directors who are not executive officers, as a group	0		0	—	—	40,000	0
All employees who are not executive officers, and consultants, as a group	586,092		63,525	$46.65	$58.13	163,325	0

(1)	All options were granted at an exercise price per share equal to the fair market value on the date of grant. On February 28, 2014, the closing price for our common stock on The NASDAQ Global Select Market was $56.51 per share.
(2)	Represents a promotion grant made to one executive officer who is not an NEO.
(3)	Mr. Hallee has informed us that he intends to leave the Company in 2014. He did not receive a grant in February 2014.

As of December 31, 2013, 376,418 shares had been issued upon exercise of options granted under the 2009 Stock Incentive Plan, options to purchase 2,736,011 shares, RSUs for 562,638 shares and PSUs for 414,300 shares were outstanding, and 2,759,230 shares remained available for future grant. Our NEOs received PSUs under the 2009 Stock Incentive Plan in 2013 as set forth in this Proxy Statement in the “2013 Grants of Plan-Based Awards” table under “Executive Compensation.” Our non-employee directors received RSU grants under the 2009 Stock Incentive Plan in 2013 as set forth in this Proxy Statement under Director Compensation in “Proposal 1 — Election of Directors.”

Required Vote

Approval of the amendment and restatement of the 2009 Stock Incentive Plan requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval of the amendment and restatement of the 2009 Stock Incentive Plan.

Our Board recommends a vote “FOR” the approval of the amendment and restatement of the 2009 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder.

PROPOSAL 4

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At our 2011 annual meeting of stockholders, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every three years, which the compensation committee approved. Therefore, in accordance with that policy and in accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

As described in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement, we design our named executive officer compensation programs to attract and retain senior, skilled executive management, to motivate their performance toward achieving clearly defined corporate goals that align with our business strategy, and to align their long term interests with those of our stockholders by linking a significant portion of total cash compensation to achieving specific performance goals. Our compensation takes into account competitive practices and sound compensation governance principles. We are advised by our independent compensation committee as well as Semler Brossy, the consultant retained by the compensation committee.

Our Board asks that you indicate your support of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement. You are not being asked to approve the compensation paid to the members of our Board as disclosed above under “Compensation of Directors” or approve our policy regarding employee compensation as it related to our risk management as disclosed above under “Compensation Discussion and Analysis — Assessment of Risk”. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussions is hereby approved, on an advisory basis.”

Although the vote is non-binding, our Board and the compensation committee will review the voting results. To the extent there is any significant negative vote on this proposal, we would attempt to consult directly with stockholders to better understand the concerns that influenced the vote. Our Board and the compensation committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

Unless the compensation committee modifies its policy on the frequency of holding the advisory vote to approve executive compensation, the next vote will occur in 2017.

Required Vote

The advisory vote to approve executive compensation as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Unless marked to the contrary, proxies received from stockholders of record will be voted “FOR” approval.

Our Board recommends a vote FOR this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended December 31, 2013 with the following exceptions: one transaction where, due to an administrative error on the part of the Company, a late Form 4 was filed in connection with a stock option grant to Ms. Kelly O’Donnell and one transaction where, due to an administrative error on the part of the Company, a late Form 4 was filed in connection with a sale of stock by Mr. Paul Gamble, who was an executive officer at our Company until his departure in 2013.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2015 annual meeting of stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than December 8, 2014. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail — Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2015 annual meeting of stockholders will be ineligible for presentation at the 2015 annual meeting of stockholders unless the stockholder gives timely notice of the proposal in writing to the Secretary of Financial Engines at the principal executive offices of Financial Engines. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the one-year anniversary of the date of our proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Financial Engines stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you, please submit a request to our Secretary at 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089, or call our Investor Relations department at (408) 498-6040 and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

Our Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

Anne Tuttle Cappel

Executive Vice President, General Counsel and Secretary

Sunnyvale, California

April 4, 2014

Financial Engines’ 2013 Annual Report to Stockholders has been mailed with this Proxy Statement. We will provide copies of our Annual Report on Form 10-K and exhibits thereto, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Financial Engines, Inc. at 1050 Enterprise Way, 3 rd Floor, Sunnyvale, California 94089, Attention: Investor Relations. The request must include a representation by the stockholder that as of March 21, 2014, the stockholder was entitled to vote at the Annual Meeting.

APPENDIX A

FINANCIAL ENGINES, INC.

AMENDED AND RESTATED

2009 STOCK INCENTIVE PLAN

(Approved by Stockholders on [May 20, 2014])

FINANCIAL ENGINES, INC.

AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

A-i

FINANCIAL ENGINES, INC.

AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

A-ii

FINANCIAL ENGINES, INC.

AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

A-iii

FINANCIAL ENGINES, INC.

AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

A-iv

FINANCIAL ENGINES, INC.

AMENDED AND RESTATED

2009 STOCK INCENTIVE PLAN

SECTION 1.    ESTABLISHMENT AND PURPOSE.

The Plan was adopted by the Board of Directors on November 18, 2009, and became effective on March 16, 2010, immediately prior to the closing of the initial offering of Stock to the public pursuant to a registration statement filed by the Company with the Securities and Exchange Commission (the “Effective Date”). The Plan was amended and restated effective December 31, 2010 to amend the vesting provisions for grants to Outside Directors under Section 4(b), effective December 8, 2011 to further amend the provisions for grants to Outside Directors under Section 4(b), and effective February 14, 2013 to qualify awards under the Plan for the performance-based compensation exemption under Section 162(m) of the Code, and in certain other respects. Most recently, the Plan has been amended and restated effective March 18, 2014 (the “Restatement Effective Date”) to increase the authorized Share limit under the Plan, subject to stockholder approval. Additionally as of the Restatement Effective Date, the Plan has been amended and restated to amend certain automatic grants to Outside Directors as well as the ratio at which Shares previously subject to Stock Units or Restricted Share Awards again become available for future grants under the Plan.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of restricted shares, stock units, options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

SECTION 2.    DEFINITIONS.

(a) “Affiliate” shall mean any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b) “Award” shall mean any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

(c) “Award Agreement” shall mean the agreement between the Company and the recipient of an Award which contains the terms, conditions and restrictions pertaining to such Award.

(d) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

(e) “Cash-Based Award” shall mean an Award that entitles the Participant to receive a cash-denominated payment.

(f) “Change in Control” shall mean the occurrence of any of the following events:

(i)	A change in the composition of the Board of Directors occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)	Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)	Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”); or

(ii)	Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(iii)	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

(iv)	The sale, transfer or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (d)(i) above, the term “look-back” date shall mean the later of (1) the Effective Date or (2) the date 24 months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection (d)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 2(d) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission for the initial offering of Stock to the public.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Committee” shall mean the Compensation Committee as designated by the Board of Directors, which is authorized to administer the Plan, as described in Section 3 hereof.

(i) “Company” shall mean Financial Engines, Inc., a Delaware corporation.

(j) “Consultant” shall mean a consultant or advisor who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor (not including service as a member of the Board of Directors) or a member of the board of directors of a Parent or a Subsidiary, in each case who is not an Employee.

(k) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Exercise Price” shall mean, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, shall mean an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

(n) “Fair Market Value” with respect to a Share, shall mean the market price of one Share, determined by the Committee as follows:

(i)	If the Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;

(ii)	If the Stock was traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market) or national market system on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable exchange or system; and

(iii)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(o) “ISO” shall mean an employee incentive stock option described in Section 422 of the Code.

(p) “Nonstatutory Option” or “NSO” shall mean an employee stock option that is not an ISO.

(q) “Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(r) “Outside Director” shall mean a member of the Board of Directors who is not a common-law employee of, or paid consultant to, the Company, a Parent or a Subsidiary.

(s) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(t) “Participant” shall mean a person who holds an Award.

(u) “Performance Based Award” shall mean any Restricted Share Award, Stock Unit Award or Cash-Based Award granted to a Participant that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(v) “Plan” shall mean this 2009 Stock Incentive Plan of Financial Engines, Inc., as amended from time to time.

(w) “Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.

(x) “Restricted Share” shall mean a Share awarded under the Plan.

(y) “SAR” shall mean a stock appreciation right granted under the Plan.

(z) “Service” shall mean service as an Employee, Consultant or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, an Employee’s employment will be treated as terminating three months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under the Plan.

(aa) “Share” shall mean one share of Stock, as adjusted in accordance with Section 12 (if applicable).

(bb) “Stock” shall mean the Common Stock of the Company.

(cc) “Stock Unit” shall mean a bookkeeping entry representing the Company’s obligation to deliver one Share (or distribute cash) on a future date in accordance with the provisions of a Stock Unit Award Agreement.

(dd) “Stock Unit Agreement” shall mean the agreement between the Company and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.

(ee) “Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(ff) “Total and Permanent Disability” shall mean any permanent and total disability as defined by Section 22(e)(3) of the Code.

SECTION 3.    ADMINISTRATION.

(a) Committee Composition. The Plan shall be administered by the Board or a Committee appointed by the Board. The Committee shall consist of two or more directors of the Company. In addition, to the extent required by the Board, the composition of the Committee shall satisfy (i) such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code.

(b) Committee for Non-Officer Grants. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and may determine all terms of such grants. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. To the extent permitted by applicable laws, the Board of Directors may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board of Directors shall specify the total number of Awards that such officers may so award.

(c) Committee Procedures. The Board of Directors shall designate one of the members of the Committee as chairman. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing (including via email) by all Committee members, shall be valid acts of the Committee.

(d) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)	To interpret the Plan and to apply its provisions;

(ii)	To adopt, amend or rescind rules, procedures and forms relating to the Plan;

(iii)	To adopt, amend or terminate sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(iv)	To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(v)	To determine when Awards are to be granted under the Plan;

(vi)	To select the Participants to whom Awards are to be granted;

(vii)	To determine the type of Award and number of Shares or amount of cash to be made subject to each Award;

(viii)	To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as a Nonstatutory Option, and to specify the provisions of the agreement relating to such Award;

(ix)	To amend any outstanding Award Agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

(x)	To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(xi)	To determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xii)	To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xiii)	To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement;

(xiv)	To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; and

(xv)	To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards or other rights under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan or any Award under the Plan.

(e) Cancellation and Re-grant of Stock Awards. Notwithstanding any contrary provision of the Plan, neither the Board nor any Committee, nor their designees, shall have the authority to: (i) amend the terms of outstanding Options or SARs to reduce the Exercise Price thereof, or (ii) cancel outstanding Options or SARs with an Exercise Price above the current Fair Market Value per Share in exchange for another Option, SAR or other Award or for cash, unless the stockholders of the Company have previously approved such an action or such action relates to an adjustment pursuant to Section 11.

SECTION 4.    ELIGIBILITY.

(a) General Rule. Only common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. Only Employees, Consultants and Outside Directors shall be eligible for the grant of Restricted Shares, Stock Units, Nonstatutory Options or SARs.

(b) Automatic Grants to Outside Directors.

(i)	Each Outside Director who first joins the Board of Directors on or after December 8, 2011, and who was not previously an Employee, shall receive a Nonstatutory Option, subject to approval of the Plan by the Company’s stockholders, to purchase 25,000 Shares (subject to adjustment under Section 11) on the date of his or her election to the Board of Directors. The Shares subject to each Option granted under this Section 4(b)(i) shall vest and become exercisable on substantially the same terms and conditions as Options granted to employees at the time of grant under this Section 4(b)(i), subject to the Committee’s discretion. As of December 8, 2011, that vesting is as follows: Twenty-five percent (25%) of the Shares subject to each Option granted under this Section 4(b)(i) shall vest and become exercisable on the first anniversary of the date of grant. The balance of the Shares subject to such Option (i.e. the remaining seventy-five percent (75%)) shall vest and become exercisable monthly over a 3-year period beginning on the day which is one month after the first anniversary of the date of grant, at a monthly rate of 2.0833% of the total number of Shares subject to such Option. Notwithstanding the foregoing, each such Option shall become vested if a Change in Control occurs with respect to the Company during the Outside Director’s Service.

(ii)	On the first business day following the conclusion of each regular annual meeting of the Company’s stockholders, commencing with the annual meeting occurring after the Restatement Effective Date, each Outside Director who was not elected to the Board for the first time at such meeting and who will continue serving as a member of the Board of Directors thereafter shall receive Stock Units with respect to a number of Shares equal to the quotient of (1) $200,000 divided by (2) the Fair Market Value of a Share on the date of grant, rounded up to the nearest whole Share, provided that such Outside Director has served on the Board of Directors for at least six months. The Stock Units granted under this Section 4(b)(ii) shall vest on substantially the same terms and conditions as Stock Units granted to employees at the time of grant under this Section 4(b)(ii), subject to the Committee’s discretion. As of the Restatement Effective Date, that vesting is as follows: Twenty-five percent (25%) of the Shares subject to each Stock Unit granted under this Section 4(b)(ii) shall vest on each twelve (12) month anniversary of the date of grant. Notwithstanding the foregoing, each Stock Unit granted under this Section 4(b)(ii) shall become vested if a Change in Control occurs with respect to the Company during the Outside Director’s Service.

(iii)	The Exercise Price of all Nonstatutory Options granted to an Outside Director under this Section 4(b) shall be equal to 100% of the Fair Market Value of a Share on the date of grant, payable in one of the forms described in Section 8(a), (b) or (d).

(iv)	All Nonstatutory Options granted to an Outside Director under this Section 4(b) shall terminate on the earlier of (A) the day before the tenth anniversary of the date of grant of such Options or (B) the date twelve months after the termination of such Outside Director’s Service for any reason; provided, however, that any such Options that are not vested upon the termination of the Outside Director’s Service as a member of the Board of Directors for any reason shall terminate immediately and may not be exercised.

(c) Ten-Percent Stockholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(d) Attribution Rules. For purposes of Section 4(c) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries.

(e) Outstanding Stock. For purposes of Section 4(c) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include shares authorized for issuance under outstanding options held by the Employee or by any other person.

SECTION 5.    STOCK SUBJECT TO PLAN.

(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed 4,000,000 Shares, plus (x) any Shares subject to outstanding options under the Company’s 1998 Stock Plan (the “Predecessor Plan”) on the effective date of this Plan that are subsequently forfeited or terminated for any reason before being exercised, such number of additional Shares not to exceed an aggregate of 2,000,000 Shares, and (y) an annual increase on the first day of each fiscal year beginning in 2010 and continuing only through the fiscal year beginning in 2013, in an amount equal to the lesser of (i) 2,000,000 Shares, (ii) 4% of the outstanding Shares on the last day of the immediately preceding year or (iii) an amount determined by the Board (the “Absolute Share Limit”). Any Shares granted in connection with Options and SARs shall be counted against the Absolute Share Limit as one (1) Share for every one (1) Option or SAR awarded. Any Shares granted in connection with Stock Unit or Restricted Share Awards granted on or after February 14, 2013 but before the Restatement Effective Date shall be counted against this limit as 1.72 Shares for every one (1) Share granted in connection with such Award. Any Shares granted in connection with Stock Unit or Restricted Share Awards granted on or after the Restatement Effective Date shall be counted against this limit as 1.8 Shares for every one (1) Share granted in connection with such Award. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 12. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b) Section 162(m) Award Limitation. Notwithstanding any contrary provisions of the Plan, and subject to the provisions of Section 12, no Participant may receive Options or SARs under the Plan in any calendar year that relate to an aggregate of more than 500,000 Shares, and no more than two times this amount in the first year of employment.

(c) Additional Shares. If Restricted Shares or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options or SARs are forfeited or terminate for any reason before being exercised or settled, or an Award is settled in cash without the delivery of Shares to the holder, then any Shares subject to the Award shall again become available for Awards under the Plan. Any Shares that again become available for future grants pursuant to this Section 5(c) shall be added back as one (1) Share if such Shares were subject to Options or SARs, and as either 1.72 Shares if such Shares were subject to other Stock Unit or Restricted Share Awards granted on or after February 14, 2013 but before the Restatement Effective Date, or as 1.8 Shares if such Shares were subject to other Stock Unit or Restricted Share Awards granted on or after the Restatement Effective Date. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such Shares are (a) Shares tendered or withheld by the Company in payment of the Exercise Price of an Option, or (b) Shares delivered or withheld by the Company to satisfy any tax withholding obligation, and the full number of SARs granted that are to be settled by the issuance of Shares shall be counted against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon settlement of such SAR. Notwithstanding the foregoing. the number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan shall not exceed the Absolute Share Limit plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 5(c).

SECTION 6.    RESTRICTED SHARES.

(a) Restricted Share Award Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award Agreement between the Participant and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services.

(c) Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award Agreement. A Restricted Share Award Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Share Award Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

(e) Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Share Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7.    TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Award Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Award Agreement. The Stock Option Award Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each Stock Option Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 12.

(c) Exercise Price. Each Stock Option Award Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant, except as otherwise provided in 4(c), and the Exercise Price of an NSO shall not be less 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

(d) Withholding Taxes. As a condition to the exercise of an Option, the Participant shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Participant shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e) Exercisability and Term. Each Stock Option Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Award Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant (five years for ISOs granted to Employees described in Section 4(c)). A Stock Option Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f) Exercise of Options. Each Stock Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Participant’s estate or any person who has acquired such Option(s) directly from the Participant by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g) Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

(h) No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no rights as a stockholder with respect to any Shares covered by his Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section 11.

(i) Modification, Extension and Renewal of Options. Within the limitations of the Plan, including Section 3(e), the Committee may modify, extend or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of the same or a different number of Shares. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, materially impair his or her rights or obligations under such Option.

(j) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

(k) Buyout Provisions. Subject to Section 3(e), the Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize a Participant to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 8.    PAYMENT FOR SHARES.

(a) General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(h) below.

(b) Surrender of Stock. To the extent that a Stock Option Award Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Participant or his representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Participant and the sufficiency of the consideration to meet the requirements of Section 6(b).

(d) Cashless Exercise. To the extent that a Stock Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e) Exercise/Pledge. To the extent that a Stock Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(f) Net Exercise. To the extent that a Stock Option Award Agreement so provides, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price (plus tax withholdings, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash other form of payment permitted under the Stock Option Award Agreement.

(g) Promissory Note. To the extent that a Stock Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note.

(h) Other Forms of Payment. To the extent that a Stock Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

(i) Limitations under Applicable Law. Notwithstanding anything herein or in a Stock Option Award Agreement or Restricted Share Award Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9.    STOCK APPRECIATION RIGHTS.

(a) SAR Award Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each SAR Award Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 12.

(c) Exercise Price. Each SAR Award Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, SARs may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.

(d) Exercisability and Term. Each SAR Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Award Agreement shall also specify the term of the SAR; provided that the term of a SAR shall in no event exceed 10 years from the date of grant. A SAR Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.

(f) Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(g) Modification or Assumption of SARs. Within the limitations of the Plan, including Section 3(e), the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs

(whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair his or her rights or obligations under such SAR.

(h) Buyout Provisions. Subject to Section 3(e), the Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents a SAR previously granted, or (b) authorize a Participant to elect to cash out a SAR previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 10.    STOCK UNITS.

(a) Stock Unit Award Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Award Agreement. A Stock Unit Award Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach.

(e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. A Stock Unit Award Agreement may provide that vested Stock Units may be settled in a lump sum or in installments. A Stock Unit Award Agreement may provide that the distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date, subject to compliance with Section 409A of the Code. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 12.

(f) Death of Participant. Any Stock Units Award that becomes payable after the Participant’s death shall be distributed to the Participant’s beneficiary or beneficiaries. Each Participant of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company.

A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then any Stock Unit Award that becomes payable after the Participant’s death shall be distributed to the Participant’s estate.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Award Agreement.

SECTION 11.    CASH-BASED AWARDS

The Committee may, in its sole discretion, grant Cash-Based Awards to any Participant in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant and specify in an applicable Award Agreement. The Committee shall determine the maximum duration of the Cash-Based Award, the amount of cash which may be payable pursuant to the Cash-Based Award, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in shares of Stock, as the Committee determines.

SECTION 12.    ADJUSTMENT OF SHARES.

(a) Adjustments. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

(i)	The number of Shares available for future Awards under Section 5;

(ii)	The limitations set forth in Sections 5(a) and (b) and Section 19;

(iii)	The number of NSOs to be granted to Outside Directors under Section 4(b);

(iv)	The number of Shares covered by each outstanding Award; and

(v)	The Exercise Price under each outstanding Option and SAR.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c) Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Subject to compliance with Section 409A of the Code, such agreement shall provide for:

(i)	The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii)	The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii)	The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv)	Full exercisability or vesting and accelerated expiration of the outstanding Awards; or

(v)	Settlement of the intrinsic value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

Any acceleration of payment of an amount that is subject to Section 409A of the Code will be delayed, if necessary, until the earliest time that such payment would be permissible under Section 409A without triggering any additional taxes applicable under Section 409A.

(d) Reservation of Rights. Except as provided in this Section 12, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets. In the event of any change affecting the Shares or the Exercise Price of Shares subject to an Award, including a merger or other reorganization, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the occurrence of such event.

SECTION 13.    DEFERRAL OF AWARDS.

(a) Committee Powers. Subject to compliance with Section 409A of the Code, the Committee (in its sole discretion) may permit or require a Participant to:

(i)	Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(ii)	Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(iii)	Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

(b) General Rules. A deferred compensation account established under this Section 13 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 13.

SECTION 14.    AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under this Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.

SECTION 15.    PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

(a) Effective Date. No provision of this Section 15 shall be effective unless and until the Board has determined to implement such provision.

(b) Elections to Receive Awards. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, SARs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board. Such Awards shall be issued under the Plan. An election under this Section 15 shall be filed with the Company on the prescribed form.

(c) Number and Terms of Awards. The number of NSOs, SARs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such Awards shall also be determined by the Board.

SECTION 16.    LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

SECTION 17.    TAXES.

(a) Withholding Taxes. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the minimum legally required tax withholding.

(c) Section 409A . Each Award that provides for “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A. If any amount under such an Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. In addition, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 18.    OTHER PROVISIONS APPLICABLE TO AWARDS.

(a) Transferability. Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance in violation of this Section 18(a) shall be void and unenforceable against the Company.

(b) Substitution and Assumption of Awards. The Committee may make Awards under the Plan by assumption, substitution or replacement of stock options, stock appreciation rights, stock units or similar awards granted by another entity (including a Parent or Subsidiary), if such assumption, substitution or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation or similar transaction involving the Company (and/or its Parent or Subsidiary) and such other entity (and/or its affiliate). Notwithstanding any provision of the Plan (other than the maximum number of Shares that may be issued under the Plan), the terms of such assumed, substituted or replaced Awards shall be as the Committee, in its discretion, determines is appropriate.

(c) Qualifying Performance Criteria. The number of Shares or other benefits granted, issued, retainable and/or vested under an Award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals; provided, however, that in the case of any Performance Based Award, the following conditions shall apply:

(i)

The amount potentially available under a Performance Based Award shall be subject to the attainment of pre-established, objective performance goals relating to a specified performance period based on one or more of the following performance criteria: (a) cash flow, (b) earnings per share, (c) adjusted earnings per share (adjusted net income divided by the weighted average of dilutive common share equivalents outstanding), (d) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (e) adjusted EBITDA (net income before interest, taxes, depreciation, and amortization (internal use software, direct response advertising, and commissions), and non-cash stock-based compensation expense, (f) EBITDA margin (EBITDA/total revenue), (g) adjusted EBITDA margin (adjusted EBITDA/total revenue) (h) income or net income, (i) adjusted net income (net income before non-cash stock-based compensation expense, net of tax and other specified items), (j) return on equity, (k) total stockholder return, (l) share price performance, (m) return on capital, (n) return on assets or net assets, (o) revenue, (p) operating income or net operating income, (q) operating profit or net operating profit, (r) operating margin or profit margin, (s) return on operating revenue, (t) return on invested capital, (u) market segment shares, (v) costs, (w) expenses, (x) regulatory body approval (including without limitation for commercialization of a product), (y) implementation or completion of critical projects, (z) management fee run rate (“MFRR”) (annualized fees which would be generated from managed or advised assets or from financial planning services over the following twelve months or other specified period, including those generated from enrollees into the professional management program, but excluding platform fees, set up fees and consulting fees), (aa) market adjusted MFRR, (bb) new MFRR, (cc) net new MFRR (new MFRR net of voluntary cancellations), (dd) assets under management, (ee) asset retention rates, (ff) sales or other contract revenue, (gg) number of media impressions, (hh) customer satisfaction, (ii) economic value added measurements, (jj) sales pipeline, or (kk) employee turnover (“Qualifying Performance Criteria”), any of which may be measured either individually, alternatively or in any combination, applied to either the individual, the Company as a whole or to a business unit or subsidiary of the Company, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, or on the basis of any other specified period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, and subject to specified adjustments, in each case as specified by the Committee in the Award;

(ii)	Unless specified otherwise by the Committee at the time the performance goals are established or otherwise within the time prescribed by Section 162(m) of the Code, the Committee shall appropriately adjust the method of evaluating performance under a Qualifying Performance Criteria for a performance period as follows: (i) to exclude asset write-downs, (ii) to exclude litigation or claim judgments or settlements, (iii) to exclude the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) to exclude accruals for reorganization and restructuring programs, (v) to exclude any extraordinary nonrecurring items as determined under generally accepted accounting principles and/or described in managements’ discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) to exclude the dilutive and/or accretive effects of acquisitions or joint ventures, (vii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture, (viii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends, (ix) to exclude the effects of stock based compensation; and (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles, in each case in compliance with Section 162(m);

(iii)	The Committee shall establish the applicable performance goals in writing and an objective method for determining the Award earned by a Participant if the goals are attained, while the outcome is substantially uncertain and not later than the 90th day of the performance period (but in no event after 25% of the period of service with respect to which the performance goals relate has elapsed), and shall determine and certify in writing, for each Participant, the extent to which the performance goals have been met prior to payment or vesting of the Award; and

(iv)	The Committee may not in any event increase the amount of compensation payable under the Plan upon the attainment of the pre-established performance goals to a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code.

(v)	The maximum aggregate number of Shares that may be subject to Performance Based Awards granted to a Participant in any calendar year is 500,000 Shares (subject to adjustment under Section 12), and no more than two times this amount in the first year of employment, and the maximum aggregate amount of cash that may be payable to a Participant under Performance Based Awards granted to a Participant in any calendar year that are Cash-Based Awards is $1,000,000.

(d) Recoupment. Notwithstanding any other provision of the Plan or any Award granted under the Plan, any recoupment or “clawback” policies adopted by the Committee pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law shall apply to Awards granted under the Plan and any Shares that may be issued pursuant to such Awards to the extent the Compensation Committee provides at the time the policy is adopted.

SECTION 19.    NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee or Consultant. The Company and its Subsidiaries reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

SECTION 20.    DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall terminate automatically on February 13, 2023, and may be terminated on any earlier date pursuant to Subsection (b) below.

(b) Right to Amend or Terminate the Plan. The Board of Directors may amend or terminate the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

(c) Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

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SECTION 21.     EXECUTION.

To record the adoption of the Amended and Restated Plan by the Board of Directors, the Company has caused its authorized officer to execute the same.

FINANCIAL ENGINES, INC.

By	/s/ Raymond J. Sims

Name	Raymond J. Sims

Title	Chief Financial Officer

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/fngn

Use the Internet to vote your proxy until 11:59 p.m. (Central Time) on May 19, 2014.

PHONE – 1-866-883-3382

Use a touch-tone telephone to vote your proxy until 11:59 p.m. (Central Time) on May 19, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1.	Election of directors:	01 Blake R. Grossman 02 Robert A. Huret	03 Jeffrey N. Maggioncalda	☐	Vote FOR all nominees (except as marked)		☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of KPMG LLP as Financial Engines’ independent registered public accountants.				☐ For	☐ Against		☐ Abstain

3.	Approval of the amendment and restatement of the 2009 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder.				☐ For	☐ Against		☐ Abstain

4.	Advisory vote to approve executive compensation.				☐ For	☐ Against		☐ Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

FINANCIAL ENGINES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 20, 2014

10:00 a.m. Pacific Time

Offices of Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Financial Engines 1050 Enterprise Way, 3rd floor Sunnyvale, CA 94089	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Financial Engines, Inc. on May 20, 2014.

The undersigned hereby constitute(s) and appoint(s) Jeffrey N. Maggioncalda, Raymond J. Sims and Anne Tuttle Cappel, and each of them, proxy holders of the undersigned, with full power of substitution in each, to represent the undersigned and to vote all shares of common stock of Financial Engines, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Financial Engines, Inc. to be held on May 20, 2014 and at any adjournments thereof, upon matters referred to in the Notice of the 2014 Annual Meeting of Stockholders of Financial Engines, Inc. and related Proxy Statement and in their discretion upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choice by marking the appropriate box on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card.

See reverse for voting instructions.